Moody National Reit I, Inc.  POS AM

EXHIBIT 10.66

LOAN AGREEMENT

Dated as of July 2, 2013

Between

MOODY NATIONAL HP N-CHARLES HOLDING, LLC,
as Borrower

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
as Lender

SCHEDULES

Schedule I        –      [Reserved]

Schedule II       –      Required Repairs - Deadlines for Completion

Schedule III      –      Organizational Chart of Borrower

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of July 2, 2013 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national banking association chartered under the laws of the United States of America, having an address at 383 Madison Avenue, New York, New York 10179 (together with its successors and assigns, “Lender”) and MOODY NATIONAL HP N-CHARLES HOLDING, LLC, a Delaware limited liability company, having its principal place of business at 6363 Woodway, Suite 110, Houston, Texas 77057 (“Borrower”).

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE 1 - DEFINITIONS; PRINCIPLES OF CONSTRUCTION.

Section 1.1            Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Accrual Period” shall mean the period commencing on and including the first (1st) day of each calendar month during the term of the Loan and ending on and including the final calendar date of such calendar month; however, the initial Accrual Period shall commence on and include the Closing Date and shall end on and include the final calendar date of the calendar month in which the Closing Date occurs.

“Additional Insolvency Opinion” shall mean any subsequent Insolvency Opinion.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Manager” shall mean any Manager in which Borrower, Master Lessee, Principal, or Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

“Agent” shall mean Green Bank, N.A., or any successor Eligible Institution acting as Agent under the Cash Management Agreement.

“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for the Property prepared by Borrower in accordance with Section 5.1.11(d) hereof for the applicable Fiscal Year or other period.

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(d) hereof.

“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees, dated as of the date hereof, among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Property; (e) such Person making an assignment for the benefit of creditors; or (f) such Person admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal or state bankruptcy or insolvency law.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York, or the place of business of the trustee under a Securitization (or, if no Securitization has occurred, Lender), or any Servicer or the financial institution that maintains any collection account for or on behalf of any Servicer or any Reserve Funds or the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including, without limitation, expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Cash Management Account” shall have the meaning set forth in Section 2.7.2 hereof.

“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, by and among Borrower, Lender, Master Lessee, Manager and Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Sweep Event” shall mean the occurrence of:

(a) an Event of Default;

(b) any Bankruptcy Action of Borrower, Master Lessee, Principal or Manager; or

(c) a DSCR Trigger Event.

“Cash Sweep Event Cure” shall mean:

(a) if the Cash Sweep Event is caused solely by an Event of Default, the acceptance by Lender of a cure of such Event of Default (which cure, except as otherwise required under applicable law, Lender is not obligated to accept and may reject or accept in its sole and absolute discretion);

(b) if the Cash Sweep Event is caused solely by a Bankruptcy Action of Manager, Master Lessee replaces the Manager with a Qualified Manager under a Replacement Management Agreement within sixty (60) days of such Bankruptcy Action; and

(c) if the Cash Sweep Event is caused solely by the occurrence of a DSCR Trigger Event, the achievement of a Debt Service Coverage Ratio of 1.35 to 1.00 or greater for two (2) consecutive quarters based upon the trailing three (3) month period immediately preceding the date of determination;

provided, however, that, such Cash Sweep Event Cure set forth in this definition shall be subject to the following conditions: (i) no Event of Default shall have occurred and be continuing under this Agreement or any of the other Loan Documents, (ii) a Cash Sweep Event Cure may occur no more than a total of three (3) times in the aggregate during the term of the Loan, and (iii) Borrower shall have paid all of Lender’s reasonable expenses incurred in connection with such Cash Sweep Event Cure including, reasonable attorney’s fees and expenses.  In no event shall a Cash Sweep Event Cure be permitted in the event of a Bankruptcy Action of Borrower, Master Lessee or Principal.

“Cash Sweep Period” shall mean each period commencing on the occurrence of a Cash Sweep Event and continuing until the earlier of (a) the Payment Date next occurring following the related Cash Sweep Event Cure, or (b) payment in full of all principal and interest on the Loan and all other amounts payable under the Loan Documents or defeasance of the Loan in accordance with the terms and provisions of the Loan Documents.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.

“Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.

“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collected Taxes” shall have the meaning set forth in the Cash Management Agreement.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.  “Controlled” and “Controlling” shall have correlative meanings.

“Credit Card Company” shall have the meaning set forth in the Cash Management Agreement.

“Credit Card Direction Letter” shall have the meaning set forth in the Cash Management Agreement.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including the Defeasance Payment Amount, any Yield Maintenance Premium and any Yield Maintenance Default Premium) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, the scheduled principal and interest payments due under this Agreement and the Note.

“Debt Service Coverage Ratio” shall mean a ratio for the applicable period in which:

(a)           the numerator is the Net Operating Income (excluding interest on credit accounts and using annualized operating expenses for any recurring expenses not paid monthly (e.g., Taxes and Insurance Premiums)) for such period as set forth in the statements required hereunder, without deduction for (i) actual management fees incurred in connection with the operation of the Property, (ii) actual franchise fees incurred in connection with the operation of the Property or (iii) amounts paid to the Reserve Funds, less (A) management fees equal to the greater of (1) assumed management fees of 3% of Gross Income from Operations and (2) the actual management fees incurred, and (B) and franchise fees (inclusive of any royalty fees and contribution fees) equal to the greater of (1) assumed franchise fees of 8.5% of Room Revenues (as calculated pursuant to the Franchise Agreement) and (2) the actual franchise fees incurred, and (C) annual Replacement Reserve Fund contributions equal to 4% of Gross Income from Operations; and

(b)           the denominator is the aggregate amount of Debt Service for such period assuming full payments of principal and interest with amortization notwithstanding any interest-only period under the Loan.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate or (b) five percent (5%) above the Interest Rate.

“Defeasance Date” shall have the meaning set forth in Section 2.5.1(a)(i) hereof.

“Defeasance Deposit” shall mean an amount equal to the remaining principal amount of the Note, the Defeasance Payment Amount, any costs and expenses incurred or to be incurred in the purchase of U.S. Obligations necessary to meet the Scheduled Defeasance Payments and any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note or otherwise required to accomplish the agreements of Sections 2.4 and 2.5 hereof (including, without limitation, any fees and expenses of accountants, attorneys and the Rating Agencies incurred in connection therewith).

“Defeasance Event” shall have the meaning set forth in Section 2.5.1(a) hereof.

“Defeasance Payment Amount” shall mean the amount which, when added to the remaining principal amount of the Note, will be sufficient to purchase U.S. Obligations providing the required Scheduled Defeasance Payments.

“Disclosure Document” shall mean a prospectus, prospectus supplement, private placement memorandum, or similar offering memorandum or offering circular, or such other information reasonably requested by Lender, in each case in preliminary or final form, used to offer Securities in connection with a Securitization.

“DSCR Trigger Event” shall mean, that as of the date of determination, the Debt Service Coverage Ratio based on the trailing twelve (12) month period immediately preceding the date of such determination is less than 1.30 to 1.00.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity that has a Moody’s rating of at least “Baa3” and which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000.00 and subject to supervision or examination by federal and state authority.  An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean either (a) JPMorgan Chase Bank, National Association or (b) a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P and “P-1” by Moody’s in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated and remain rated at least “AA-” by S&P and “Aa3” by Moody’s).

“Embargoed Person” shall mean any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, The USA Patriot Act (including the anti terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701, et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1, et seq., and any Executive Orders or regulations promulgated thereunder including those related to Specially Designated Nationals and Specially Designated Global Terrorists, with the result that the investment in Borrower, Master Lessee, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Moody REIT in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health from exposure to Hazardous Substances, relating to protection of the environment, relating to Hazardous Substances, relating to liability for or costs of Remediation or prevention of Releases of Hazardous Substances or relating to liability for or costs of other actual or threatened danger to human health (from exposure to Hazardous Substances) or the environment.  Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues:  the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act (as it relates to Hazardous Substances); the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act.  Environmental Law also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law:  conditioning transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of the Property; requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of the Property to any Governmental Authority or other Person, whether or not in connection with transfer of title to or interest in property; imposing conditions or requirements in connection with permits or other authorization for lawful activity; relating to nuisance, trespass or other causes of action related to the Property, in each such case, arising from exposure to, or the presence of, Hazardous Substances; or relating to wrongful death, personal injury, or property or other damage in connection with any physical condition or use of the Property, in each such case, arising from exposure to, or the presence of, Hazardous Substances.

“Environmental Liens” shall have the meaning set forth in Section 5.1.19 hereof.

“Environmental Report” shall have the meaning set forth in Section 4.1.37 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Excess Cash Flow” shall have the meaning set forth in the Cash Management Agreement.

“Excess Cash Flow Reserve Account” shall have the meaning set forth in Section 7.5 hereof.

“Excess Cash Flow Reserve Fund” shall have the meaning set forth in Section 7.5 hereof.

“Exchange Act” shall have the meaning set forth in Section 5.1.11(i) hereof.

“Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(e) hereof.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Franchise Agreement” shall mean that certain Hyatt Place Hotel Franchise Agreement, dated as of July 2, 2013, between Master Lessee and Franchisor, as the same may be amended or modified from time to time in accordance with the terms and provisions of this Agreement, or, if the context requires, the Replacement Franchise Agreement executed in accordance with the terms and provisions of this Agreement.

“Franchisor” shall mean Hyatt Place Franchising, L.L.C., a Delaware limited liability company, or, if the context requires, a Qualified Franchisor.

“Fitch” shall mean Fitch, Inc.

“Full Replacement Cost” shall have the meaning set forth in Section 6.1(a)(i).

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Income from Operations” shall mean all income and proceeds (whether in cash or on credit, and computed in accordance with GAAP or other accounting basis reasonably acceptable to Lender) received by Borrower, Master Lessee or Manager for the use, occupancy or enjoyment of the Property, or any part thereof, or received by Borrower, Master Lessee or Manager for the sale of any goods, services or other items sold on or provided from the Property in the ordinary course of the Property operation, including without limitation: (a) all income and proceeds received from rental of rooms, Leases and commercial space, meeting, conference and/or banquet space within the Property including net parking revenue; (b) all income and proceeds received from food and beverage operations and from catering services conducted from the Property even though rendered outside of the Property; (c) all income and proceeds from business interruption, rental interruption and use and occupancy insurance with respect to the operation of the Property (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); (d) all Awards for temporary use (after deducting therefrom all costs incurred in the adjustment or collection thereof and in Restoration of the Property); (e) all income and proceeds from judgments, settlements and other resolutions of disputes with respect to matters which would be includable in this definition of “Gross Income from Operations” if received in the ordinary course of the Property operation (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); and (f) interest on credit accounts, rent concessions or credits, and other required pass-throughs and interest on Reserve Funds; but excluding (1) gross receipts received by lessees, licensees or concessionaires of the Property; (2) consideration received at the Property for hotel accommodations, goods and services to be provided at other hotels, although arranged by, for or on behalf of Borrower, Master Lessee or Manager; (3) income and proceeds from the sale or other disposition of goods, capital assets and other items not in the ordinary course of the Property operation; (4) federal, state and municipal excise, sales and use taxes collected directly from patrons or guests of the Property as a part of or based on the sales price of any goods, services or other items, such as gross receipts, room, admission, cabaret or equivalent taxes; (5) Awards (except to the extent provided in clause (d) above); (6) refunds of amounts not included in Operating Expenses at any time and uncollectible accounts; (7) gratuities collected by, and wages paid to, the Property employees; and fees and other amounts payable to Manager by Master Lessee or Borrower, as the case may be, in respect of services provided by Manager to Master Lessee or Borrower pursuant to the Management Agreement; (8) rent payable to Borrower under the Master Lease; (9) the proceeds of any financing; (10) other income or proceeds resulting other than from the use or occupancy of the Property, or any part thereof, or other than from the sale of goods, services or other items sold on or provided from the Property in the ordinary course of business; and (11) any credits or refunds made to customers, guests or patrons in the form of allowances or adjustments to previously recorded revenues.

“Guarantor” shall mean, collectively, Key Principal and Moody REIT.

“Guaranty” shall mean that certain Guaranty Agreement, dated as of the date hereof, executed and delivered by Guarantor in connection with the Loan to and for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hazardous Substances” shall mean any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that, by virtue of the presence thereof or exposure thereto, may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables, explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purpose of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Laws.

“Hotel Transactions” shall mean (i) occupancy arrangements for customary hotel transactions in the ordinary course of Borrower’s or Master Lessee’s business conducted at the Property, including nightly rentals (or licensing) of individual hotel rooms or suites, banquet room use and food and beverage services, and (ii) informational or guest services that are terminable on one month’s notice or less without cause and without penalty or premium, including co-marketing, promotional services and outsourced services.

“Improvements” shall have the meaning set forth in the granting clause of the Mortgage.

“Indebtedness” of a Person, at a particular date, shall mean the sum (without duplication) at such date of (a) all indebtedness or liability of such Person for borrowed money, indebtedness in the form of mezzanine debt or preferred equity; (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed (other than the Permitted Encumbrances).

“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.

“Indemnified Parties” shall mean Lender and, its designee (whether or not it is the Lender), any Affiliate of Lender that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co underwriters, co placement agents or co initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act of 1933 as amended or Section 20 of the Exchange Act, any Person who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the

Loan secured hereby, any Person in whose name the encumbrance created by the Mortgage is or will have been recorded, any Person who may hold or acquire or will have held a full or partial interest in the Loan secured hereby (including, but not limited to, investors or prospective investors in the Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan secured hereby for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including, but not limited to, any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

“Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated the date hereof delivered by Gresham Savage Nolan & Tilden, PC in connection with the Loan.

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Interest Rate” shall mean a rate of 5.1925% per annum.

“Key Principal” shall mean Brett C. Moody.

“Lease” shall have the meaning set forth in the Mortgage.  For purposes hereof, however, the term “Lease” shall not include the Master Lease or any Hotel Transaction.

“Legal Requirements” shall mean, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower or Master Lessee, at any time in force affecting Borrower, Master Lessee the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Lien” shall mean, any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien, pledge, hypothecation, assignment for security, security interest, or any other encumbrance, charge or transfer for security of, on or affecting Borrower, the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Environmental Indemnity, the Assignment of Management Agreement, the Guaranty, the Lockbox Agreement, the Cash Management Agreement, and all other documents executed and/or delivered in connection with the Loan.

“Loan to Value Ratio” shall mean, as of the date of its calculation, the ratio of (a) the outstanding principal amount of the Loan as of the date of such calculation to (b) the fair market value of the Property, as determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust (counting only real property and excluding any personal property or going concern value).

“Lockbox Account” shall have the meaning set forth in Section 2.7.1 hereof.

“Lockbox Agreement” shall mean that certain Clearing Account Agreement dated the date hereof among Borrower, Lender and Lockbox Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to funds deposited in the Lockbox Account.

“Lockbox Bank” shall mean the clearing bank which establishes, maintains and holds the Lockbox Account, which shall be an Eligible Institution.

“Management Agreement” shall mean the management agreement entered into by and between Master Lessee and Manager, pursuant to which Manager is to provide management and other services with respect to the Property, or, if the context requires, a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.

“Manager” shall mean Moody National Hospitality Management, LLC, or, if the context requires, a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.

“Master Lease” shall mean that certain Hotel Lease Agreement of even date herewith by and between Borrower, as lessor, and Master Lessee, as lessee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Master Lease Assignment of Rents” shall mean that certain Master Lease Assignment of Leases and Rents and Security Agreement, dated the date hereof, executed and delivered by Master Lessee in favor of Borrower, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Master Lease Documents” shall mean the Master Lease, the Master Lease Assignment of Rents and the Master Lease Subordination Agreement.

“Master Lease Subordination Agreement” shall mean the Master Lease Subordination and Attornment Agreement executed by Master Lessee for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time..

“Master Lessee” shall mean Moody National HP N-Charles MT, LLC, a Delaware limited liability company.

“Material Action” means, with respect to any Person, to file any insolvency or reorganization case or proceeding, to institute proceedings to have such Person be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against such Person, to file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for such Person or a substantial part of its property, to make any assignment for the benefit of creditors of such Person, to admit in writing in any legal proceeding such Person’s inability to pay its debts generally as they become due, or to affirmatively take action in furtherance of any of the foregoing.

“Maturity Date” shall mean August 1, 2023, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Monthly Debt Service Payment Amount” shall mean a constant monthly payment of $42,794.52.

“Moody REIT” shall mean Moody National REIT I, Inc., a Maryland corporation.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean that certain first priority Mortgage, Assignment of Leases and Rents and Security Agreement, dated the date hereof, executed and delivered by Borrower to Lender as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Net Operating Income” shall mean, for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.

“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.

“Note” shall mean that certain Promissory Note, dated the date hereof, in the principal amount of $7,800,000, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower, Master Lessee or Guarantor, as applicable, which is signed by an authorized officer of Borrower, Master Lessee or Guarantor, or of the general partner of (1) the sole member of Borrower or (2) the sole member of Master Lessee, as applicable.

“Operating Expenses” shall mean the sum of all costs and expenses of operating, maintaining, directing, managing and supervising the Property (excluding, (i) depreciation and amortization, (ii) any Debt Service in connection with the Loan, (iii) any Capital Expenditures in connection with the Property, or (iv) the costs of any other things specified to be done or provided at Borrower’s, Master Lessee’s or Manager’s sole expense), incurred by Borrower, Master Lessee or Manager pursuant to the Management Agreement, or as otherwise specifically provided therein, which are properly attributable to the period under consideration under Borrower’s or Master Lessee’s system of accounting, including without limitation: (a) the cost of all food and beverages sold or consumed and of all necessary chinaware, glassware, linens, flatware, uniforms, utensils and other items of a similar nature, including such items bearing the name or identifying characteristics of the hotel as Borrower, Master Lessee and/or Manager shall reasonably consider appropriate and paper supplies, cleaning materials and similar consumable items placed in use (other than reserve stocks thereof in storerooms); (b) salaries and wages of personnel of the Property; (c) the cost of all other goods and services obtained by Borrower, Master Lessee or Manager in connection with its operation of the Property including, without limitation, heat and utilities, office supplies and all services performed by third parties, including leasing expenses in connection with telephone and data processing equipment, and all existing and any future installations necessary for the operation of the Improvements for hotel purposes (including, without limitation, heating, lighting, sanitary equipment, air conditioning, laundry, refrigerating, built-in kitchen equipment, telephone equipment, communications systems, computer equipment and elevators), Operating Equipment and existing and any future furniture, furnishings, wall coverings, fixtures and hotel equipment necessary for the operation of the building for hotel purposes which shall include all equipment required for the operation of kitchens, bars, laundries, (if any) and dry cleaning facilities (if any), office equipment, cleaning and engineering equipment and vehicles; (d) the cost of repairs to and maintenance of the Property other than of a capital nature; (e) insurance premiums for general liability insurance, workers’ compensation insurance or insurance required by similar employee benefits acts and such business interruption or other insurance as may be provided for protection against claims, liabilities and losses arising from the operation of the Property (as distinguished from any property damage insurance on the Property building or its contents) and losses incurred on any self-insured risks of the foregoing types; (f) all Taxes and Other Charges (other than federal, state or local income taxes and franchise taxes or the equivalent) payable by or assessed against Borrower or Manager with respect to the operation of the Property; (g) legal fees and fees of any firm of independent certified public accountants designated from time to time by Borrower or Master Lessee for services directly related to the operation of the Property; (h) the costs and expenses of technical consultants and specialized operational experts for specialized services in connection with non-recurring work on operational, legal, functional, decorating, design or construction problems and activities; (i) all expenses for advertising the Property and all expenses of sales promotion and public relations activities; (j) all out-of-pocket expenses and disbursements incurred by Borrower, Master Lessee, Manager, Guarantor or any of their Affiliates pursuant to, in the course of and directly related to, the management and operation of the Property under the Management Agreement;

(k) the allocable cost of any reservations system, any accounting services or other group benefits, programs or services from time to time made available to properties in the Borrower’s or Master Lessee’s  system; (l) the cost associated with any retail Leases; (m) any management fees, basic and incentive fees or other fees and reimbursables paid or payable to Manager under the Management Agreement; (n) any franchise fees or other fees and reimbursables paid or payable to Franchisor under the Franchise Agreement; and (o) all costs and expenses of owning, maintaining, conducting and supervising the operation of the Property to the extent such costs and expenses are not included above.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Other Obligations” shall have the meaning as set forth in the Mortgage.

“Payment Date” shall mean September 1, 2013 and the first (1st) day of each calendar month thereafter during the term of the Loan.

“Permitted Defeasance Date” shall mean the date that is two (2) years from the “startup day” within the meaning of Section 860G(a)(9) of the Code for the REMIC Trust which holds the portion of the Note last to be securitized.

“Permitted Encumbrances” shall mean, with respect to the Property, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet delinquent or that are being contested in accordance with the Loan Documents, (d) mechanics’, materialmen’s, and other similar Liens on the Property that are not yet delinquent or that are being contested, or are otherwise discharged or bonded, in accordance with the Loan Documents; and (e) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion, which Permitted Encumbrances in the aggregate do not materially adversely affect the value or use of the Property or Borrower’s ability to repay the Loan.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, the trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(i)           obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of:  the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(ii)           Federal Housing Administration debentures;

(iii)          obligations of the following United States government sponsored agencies:  Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(iv)          federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(v)           fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vi)          debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vii)         commercial paper (including both non interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(viii)        units of taxable money market funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds; and

(ix)           any other security, obligation or investment which has been approved as a Permitted Investment in writing by (a) Lender and (b) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities by such Rating Agency; provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.

“Permitted Par Prepayment Date” shall mean any Business Day on or after the Payment Date which is three (3) months prior to the Maturity Date.

“Permitted Release Date” shall mean the earlier of (i) the date that is two (2) years from the “startup day” within the meaning of Section 860G(a)(9) of the Code of the REMIC Trust which holds the portion of the Note last to be securitized and (ii) the fourth (4th) anniversary of the first Payment Date.

“Permitted Transfer” shall mean any of the following:  (a) any transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the Person or Persons lawfully entitled thereto and (b) any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Mortgage.

“Policies” shall have the meaning specified in Section 6.1(b) hereof.

“Policy” shall have the meaning specified in Section 6.1(b) hereof.

“Prepayment Rate” shall mean the bond equivalent yield (in the secondary market) on the United States Treasury Security that as of the Prepayment Rate Determination Date has a remaining term to maturity closest to, but not exceeding, the remaining term to the Maturity Date as most recently published in “Statistical Release H.15 (519), Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System, or on the basis of such other publication or statistical guide as Lender may reasonably select.

“Prepayment Rate Determination Date” shall mean the date which is five (5) Business Days prior to the date that such prepayment shall be applied in accordance with the terms and provisions of Section 2.4.1 hereof.

“Principal” shall mean (a) the Special Purpose Entity that is the general partner of Borrower or Master Lessee, if Borrower or Master Lessee is a limited partnership, or (b) the Special Purpose Entity that is the managing member of Borrower or Master Lessee, if Borrower or Master Lessee is a limited liability company, provided, however, that to the extent that Borrower or Master Lessee satisfies the requirements set forth in clause (x) of the definition of Special Purpose Entity, neither Borrower nor Master Lessee shall be deemed to have a “Principal” and this definition of “Principal” shall have no meaning when used in the Loan Documents.  As of the Closing Date, (a) Borrower is a Delaware single-member limited liability company that satisfies the requirements set forth in clause (x) of the definition of Special Purpose Entity and has no Principal and (b) Master Lessee is a Delaware single-member limited liability company that satisfies the requirements set forth in clause (x) of the definition of Special Purpose Entity and has no Principal.

“Property” shall mean the parcel of real property, the Improvements thereon and all personal property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clauses of the Mortgage and referred to therein as the “Property”.

“Provided Information” shall mean any and all financial and other information provided at any time prepared by, or on behalf of, Borrower, Master Lessee, Principal, Guarantor and/or Manager.

“Qualified Franchisor” shall mean either (a) Franchisor; or (b) in the reasonable judgment of Lender, a reputable and experienced franchisor possessing experience in flagging hotel properties similar in size, scope, use and value as the Property, provided, that, if required by Lender, Borrower shall have obtained (i) prior written confirmation from the applicable Rating Agencies that licensing of the Property by such Person will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof and (ii) if such Person is an Affiliate of Borrower or Master Lessee, an Additional Insolvency Opinion

“Qualified Manager” shall mean either (a) Manager; or (b) in the reasonable judgment of Lender, a reputable and experienced management organization (which may be an Affiliate of Borrower or Master Lessee) possessing experience in managing properties similar in size, scope, use and value as the Property, provided, that, if required by Lender, Borrower shall have obtained (i) prior written confirmation from the applicable Rating Agencies that management of the Property by such entity will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof and (ii) if such entity is an Affiliate of Borrower or Master Lessee, an Additional Insolvency Opinion.

“Rating Agencies” shall mean each of S&P, Moody’s, Fitch, and Realpoint or any other nationally recognized statistical rating agency which has been approved by Lender and designated by Lender to assign a rating to the Securities.

“Realpoint” shall mean Realpoint, LLC, a Pennsylvania limited liability company.

“Related Entities” shall have the meaning set forth in Section 5.2.10(e) hereof.

“Release” shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.

“Remediation” shall mean any response, remedial, removal, or corrective action, any activity to clean up, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance, any actions to prevent, cure or mitigate any Release of any Hazardous Substance, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Substances.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note or a portion thereof.

“Reporting Company” shall mean a Person that is required to file, with respect to the equity interests of such company, periodic reports with the Securities and Exchange Commission under the Exchange Act.

“Rents” shall have the meaning set forth in the Mortgage.

“Replacement Franchise Agreement” shall mean, collectively, either (i) a franchise, trademark and license agreement with a Qualified Franchisor substantially in the same form and substance as the Franchise Agreement, or (ii) a franchise, trademark and license agreement with a Qualified Franchisor, which franchise, trademark and license agreement shall be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (ii), Lender, at its option, may require that Borrower shall have obtained prior written confirmation from the applicable Rating Agencies that such franchise, trademark and license agreement will not cause a downgrade, withdrawal or qualification of the then current rating of the Securities or any class thereof and (b) a comfort letter or similar agreement (in form and substance reasonably acceptable to Lender), executed and delivered to Lender by such Qualified Franchisor at Borrower’s expense.

“Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (ii), Lender, at its option, may require that Borrower shall have obtained prior written confirmation from the applicable Rating Agencies that such management agreement will not cause a downgrade, withdrawal or qualification of the then current rating of the Securities or any class thereof and (b) an assignment of management agreement and subordination of management fees substantially in the form then used by Lender (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense.

“Replacement Reserve Account” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Fund” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Monthly Deposit” shall mean, with respect to any Payment Date, an amount equal to four percent (4%) of Gross Income from Operations for the calendar month occurring two (2) calendar months prior to such Payment Date (or such higher amount as may be required to be deposited pursuant to the Franchise Agreement or any Replacement Franchise Agreement).

“Replacements” shall mean furniture, fixtures, furnishing, equipment, and other similar items of tangible personal property relating to the operation of the hotel at the Property.

“Required Repairs” shall have the meaning set forth in Section 7.1.1 hereof.

“Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Excess Cash Flow Reserve Fund and any other escrow fund established by the Loan Documents.

“Restoration” shall mean the repair and restoration of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restricted Party” shall mean collectively, Borrower, Master Lessee, Principal, Guarantor, and any Affiliated Manager, Moody National Operating Partnership I, L.P., a Delaware limited partnership, and Moody National LPOP I, LLC, a Delaware limited liability company.

“S&P” shall mean Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option or other transfer or disposal of a legal or beneficial interest, whether direct or indirect.

“Scheduled Defeasance Payments” shall have the meaning set forth in Section 2.5.1(b) hereof.

“Securities” shall have the meaning set forth in Section 9.1 hereof.

“Securitization” shall have the meaning set forth in Section 9.1 hereof.

“Security Agreement” shall have the meaning set forth in Section 2.5.1(a)(v) hereof.

“Servicer” shall have the meaning set forth in Section 9.5 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“Special Purpose Entity” shall mean a corporation, limited partnership or limited liability company that, since the date of its formation and at all times on and after the date thereof while the Loan is outstanding and undefeased, unless such Person no longer owns any interest in the Property, has complied with and shall at all times comply with the following requirements unless it has received either prior consent to do otherwise from Lender or a permitted administrative agent thereof, or, while the Loan is securitized, confirmation from each of the applicable Rating Agencies that such noncompliance would not result in the requalification, withdrawal, or downgrade of the ratings of any Securities or any class thereof:

(i)            is and shall be organized solely for the purpose of (A) in the case of Borrower, acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Property, entering into and performing its obligations under the Loan Documents with Lender, refinancing the Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing; (B) in the case of Master Lessee, entering into the Master Lease Documents with Borrower, Hotel Transactions and subleases, operating agreements or management agreements with third-party operators or managers for the management and operation of the Property; or (C) in the case of a Principal, acting as a general partner of the limited partnership that is the Borrower or Master Lessee, as applicable, or as member of the limited liability company that is the Borrower or Master Lessee, as applicable, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(ii)           has not engaged and shall not engage in any business unrelated to (A) the acquisition, development, ownership, leasing, management or operation of the Property, or (B) in the case of a Principal, acting as general partner of the limited partnership that is the Borrower or Master Lessee, as applicable, or acting as a member of the limited liability company that is the Borrower or Master Lessee, as applicable;

(iii)          has not owned and shall not own any real property other than (A) in the case of Borrower, the Property; or (B) in the case of Master Lessee, the leasehold interest in the Master Lease;

(iv)          does not have, shall not have and at no time had any assets other than (A) in the case of Borrower, the Property and personal property necessary or incidental to its ownership and operation of the Property; (B) in the case of Master Lessee, the leasehold interest in the Master Lease and personal property necessary or incidental to its leasing and operation of the Property; or (C) in the case of a Principal, its partnership interest in the limited partnership or the member interest in the limited liability company that is the Borrower or Master Lessee, as applicable, and personal property necessary or incidental to its ownership of such interests;

(v)           has not engaged in, sought, consented to or permitted and shall not engage in, seek, consent to or permit (A) any dissolution, winding up, liquidation, consolidation or merger, (B) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business, except as permitted by the Loan Documents, or (C) in the case of a Principal, any transfer of its partnership or membership interests;

(vi)          shall not cause, consent to or permit any amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation, operating agreement or other formation document or organizational document (as applicable) with respect to the matters set forth in this definition;

(vii)         if such entity is a limited partnership, has and shall have at least one general partner and has and shall have, as its only general partners, Special Purpose Entities each of which (A) is a corporation or single-member Delaware limited liability company, and (B) holds a direct interest as general partner in the limited partnership of not less than 0.5%;

(viii)        if such entity is a corporation, shall not cause or permit the board of directors of such entity to take any Material Action either with respect to itself or, if the corporation is a Principal, with respect to Borrower or any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors unless one hundred percent (100%) of the members of its board of directors shall have participated in such vote and shall have voted in favor of such action;

(ix)           if such entity is a limited liability company (other than a limited liability company meeting all of the requirements applicable to a single-member limited liability company set forth in this definition of “Special Purpose Entity”), has and shall have at least one (1) member that is a Special Purpose Entity, that is a corporation and that directly owns at least one-half-of-one percent (0.5%) of the equity of the limited liability company;

(x)           if such entity is a single-member limited liability company, (A) is and shall be a Delaware limited liability company, (B) shall not take any Material Action and shall not cause or permit the members or managers of such entity to take any Material Action, either with respect to itself or, if the company is a Principal, with respect to Borrower, in each case unless one hundred percent (100%) of the members of the company shall have consented in writing to such action, and (C) has and shall have either (1) a member which owns no economic interest in the company, has signed the company’s limited liability company agreement and has no obligation to make capital contributions to the company, or (2) a natural person or entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the withdrawal or dissolution of the last remaining member of the company;

(xi)           has not and shall not (and, if such entity is (a) a limited liability company, has and shall have a limited liability agreement or an operating agreement, as applicable, (b) a limited partnership, has a limited partnership agreement, or (c) a corporation, has a certificate of incorporation or articles that, in each case, provide that such entity shall not) (1) dissolve, merge, liquidate, consolidate; (2) sell all or substantially all of its assets except as permitted by the Loan Documents; (3) amend its organizational documents with respect to the matters set forth in this definition without the consent of Lender; or (4) without the affirmative vote of one hundred percent (100%) of its members, partners or shareholders, as applicable, of itself or the consent of a Principal that is a member or general partner in it take any Material Action;

(xii)         has at all times been and shall at all times remain solvent and has paid and shall pay its debts and liabilities (including a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets as the same shall become due, and has maintained and shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xiii)        has not failed and shall not fail to correct any known misunderstanding regarding the separate identity of such entity and has not identified and shall not identify itself as a division of any other Person;

(xiv)        has maintained and shall maintain (subject to clause (xvi) below) its bank accounts, books of account, books and records separate from those of any other Person and, to the extent that it is required to file tax returns under applicable law, has filed and shall file its own tax returns, except to the extent that it is a disregarded entity or otherwise is required by law to file consolidated tax returns and, if it is a corporation, has not filed and shall not file a consolidated federal income tax return with any other corporation, except to the extent that it is required by law to file consolidated tax returns;

(xv)         has maintained and shall maintain its own records, books, resolutions and agreements;

(xvi)        except as required by the Loan Documents, has not commingled and shall not commingle its funds or assets with those of any other Person and has not participated and shall not participate in any cash management system with any other Person;

(xvii)       except as required by the Loan Documents, has held and shall hold its assets in its own name;

(xviii)      has conducted and shall conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of itself or (except in the case of Borrower) of Borrower, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially-reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of such Person;

(xix)         (A) has maintained and shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (B) has shown and shall show, in its financial statements, its asset and liabilities separate and apart from those of any other Person; and (C) has not permitted and shall not permit its assets to be listed as assets on the financial statement of any of its Affiliates except as required (or, if such entity is disregarded for tax purposes, permitted) by GAAP; provided, however, that any such consolidated financial statement contains a note indicating that the Special Purpose Entity’s separate assets and credit are not available to pay the debts of such Affiliate and that the Special Purpose Entity’s liabilities do not  constitute obligations of the consolidated entity;

(xx)          to the extent that revenues of the Property and available to it are sufficient therefor, has paid and shall pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, and has maintained and shall maintain a sufficient number of employees in light of its contemplated business operations;

(xxi)         has observed and shall observe all partnership, corporate or limited liability company formalities, as applicable;

(xxii)        has not previously incurred any Indebtedness;

(xxiii)       shall have no Indebtedness (including loans (whether or not such loans are evidenced by a written agreement) between such Person and any Affiliates of such Person) other than (A) in the case of the Borrower, (i) the Loan, and (ii) such other liabilities as are permitted pursuant to this Agreement, and (B) in the case of Master Lessee, (i) its obligations under the Master Lease, (ii) unsecured trade payables and operational debt incurred in the ordinary course of business relating to the ownership and operation of the Property and the routine administration of Master Lessee, which liabilities are (a) paid when due and in any event not more than sixty (60) days past the date incurred (unless disputed in accordance with applicable law or unless revenues of the Property, net of all other amounts payable by Master Lessee under the Master Lease or the Loan Documents, are insufficient to pay such sums, or, to the extent they are sufficient and Lender is then sweeping Excess Cash Flow under the Loan Documents, Lender has not released such funds to Master Lessee), (b) not evidenced by a note, (c) normal and reasonable under the circumstances, and (d) do not exceed 2% of the original principal balance of the Loan (unless such maximum amount is breached as a result of non-payment of the liability under the circumstances described in sub-clause (a) above), and (iii) such other liabilities as are permitted pursuant to this Agreement (the Indebtedness described in the foregoing clauses (A) and (B) is referred to herein, collectively, as “Permitted Indebtedness”).  Except pursuant to the Master Lease Documents or another Loan Document to which Master Lessee is a party, no Indebtedness other than the Debt may be secured (subordinate or pari passu) by the Property;

(xxiv)       has not assumed, guaranteed or become obligated and shall not assume or guarantee or become obligated for the debts of any other Person, has not held out and shall not hold out its credit as being available to satisfy the obligations of any other Person or has not pledged and shall not pledge its assets for the benefit of any other Person, in each case except as permitted pursuant to this Agreement;

(xxv)        has not acquired and shall not acquire obligations or securities of its partners, members or shareholders or any other owner or Affiliate; provided that no Master Lease Document shall be deemed to violate this provision;

(xxvi)       has allocated and shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, including, but not limited to, paying for shared office space and for services performed by any employee of an Affiliate;

(xxvii)      has maintained and used and shall maintain and use separate stationery, invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(xxviii)     has not pledged and shall not pledge its assets to or for the benefit of any other Person other than with respect to loans secured by the Property or, in the case of Master Lessee, pursuant to the Master Lease Documents and no such pledge remains outstanding except to Lender to secure the Loan and Borrower to secure Master Lessee’s obligations under the Master Lease Documents;

(xxix)        [Intentionally Omitted]

(xxx)         has maintained and shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xxxi)        has not made and shall not make loans to any Person and has not held and shall not hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(xxxii)       has not identified and shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;

(xxxiii)      other than the Master Lease Documents and the Management Agreement, capital contributions, and distributions permitted under the terms of its organizational documents, has not entered into or been a party to, and shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable terms comparable to those of an arm’s-length transaction with an unrelated third party;

(xxxiv)      has not had and shall not have any obligation to, and has not indemnified and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Debt;

(xxxv)       if such entity is a corporation, has considered and shall consider, to the extent permitted under applicable law, the interests of its creditors in connection with all corporate actions;

(xxxvi)      has not had and shall not have any of its obligations guaranteed by any Affiliate except as provided by the Loan Documents;

(xxxvii)     has not formed, acquired or held and shall not form, acquire or hold any subsidiary, except that a Principal may acquire and hold its interest in Borrower or Master Lessee;

(xxxviii)    has complied and shall comply with all of the terms and provisions contained in its organizational documents relating to separateness;

(xxxix)      has conducted and shall conduct its business so that each of the assumptions made about it and each of the facts stated about it in the Insolvency Opinion are true;

(xl)           except pursuant to the Loan Documents, has not permitted and shall not permit any Affiliate or constituent party independent access to its bank accounts;

(xli)          is, has always been and, to the extent that revenues of the Property and available to it are sufficient therefor, shall continue to be, duly formed, validly existing, and in good standing in the state of its incorporation or formation and in all other jurisdictions where it is required to be qualified to do business; and;

(xlii)         has no material contingent or actual obligations not related to the Property.

“State” shall mean, the State or Commonwealth in which the Property or any part thereof is located.

“Successor Borrower” shall have the meaning set forth in Section 2.5.3 hereof.

“Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.

“Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof.

“Tenant” means the lessee of all or a portion of the Property under a Lease (other than the Master Lessee).

“Tenant Direction Letter” shall have the meaning set forth in the Cash Management Agreement.

“Threshold Amount” shall have the meaning set forth in Section 5.1.21 hereof.

“Title Insurance Policy” shall mean the mortgagee title insurance policy issued with respect to the Property and insuring the lien of the Mortgage.

“Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.

“Transferee” shall have the meaning set forth in Section 5.2.10(e)(iii) hereof.

“Transferee’s Principals” shall mean collectively, (A) Transferee’s managing members, general partners or principal shareholders and (B) such other members, partners or shareholders which directly or indirectly shall own a fifty-one percent (51%) or greater economic and voting interest in Transferee.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State in which the Property is located.

“Uniform System of Accounts” shall mean the Uniform System of Accounts for the Lodging Industry, 10th Revised Edition, and any successor edition thereto adopted by Borrower, as published by the American Hotel & Lodging Association.

“U.S. Obligations” shall mean non redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) to the extent acceptable to the Rating Agencies, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.

“Yield Maintenance Default Premium” shall mean an amount equal to the greater of (a) four percent (4%) of the outstanding principal balance of the Loan to be prepaid or satisfied and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest under the Note assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on the Loan is paid on the Maturity Date (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding Payment Date in the event such payment is not made on a Payment Date), over (ii) the principal amount being prepaid.

“Yield Maintenance Premium” shall mean an amount equal to the greater of (a) one percent (1%) of the outstanding principal of the Loan to be prepaid or satisfied and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest under the Note assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on the Loan is paid on the Maturity Date (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding Payment Date in the event such payment is not made on a Payment Date), over (ii) the principal amount being prepaid.

Section 1.2            Principles of Construction.  All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified.  All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise.  Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE 2 - GENERAL TERMS

Section 2.1             Loan Commitment; Disbursement to Borrower.

2.1.1              Agreement to Lend and Borrow.  Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2              Single Disbursement to Borrower.  Borrower may request and receive only one (1) borrowing hereunder in respect of the Loan and any amount borrowed and repaid or defeased hereunder in respect of the Loan may not be reborrowed.  Borrower acknowledges and agrees that the Loan has been fully funded as of the Closing Date.

2.1.3              The Note, Mortgage and Loan Documents.  The Loan shall be evidenced by the Note and secured or supported, as the case may be, by the Mortgage and the other Loan Documents.

2.1.4              Use of Proceeds.  Borrower shall use the proceeds of the Loan to (a) acquire the Property or repay and discharge any existing loans relating to the Property, (b) pay all past due basic carrying costs, if any, with respect to the Property, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (e) fund any working capital requirements of the Property and (f) distribute the balance, if any, to Borrower.

Section 2.2            Interest Rate.

2.2.1              Interest Rate.  Interest on the outstanding principal balance of the Loan shall accrue at the Interest Rate or as otherwise set forth in this Agreement from (and including) the Closing Date to but excluding the Maturity Date.

2.2.2              Interest Calculation.  Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the relevant Accrual Period or other period for which interest is being calculated by (b) a daily rate based on the Interest Rate and a three hundred sixty (360) day year by (c) the outstanding principal balance of the Loan.

2.2.3              Default Rate.  In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date of such Event of Default without regard to any grace or cure periods contained herein.

2.2.4              Usury Savings.  This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate.  If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder or, if there is then no outstanding principal, such excess shall be promptly returned to Borrower.  All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3            Loan Payment.

2.3.1              Monthly Debt Service Payments.  Borrower shall pay to Lender (a) on the Closing Date, an amount equal to interest only on the outstanding principal balance of the Loan for the initial Accrual Period and (b) on September 1, 2013 and on each Payment Date thereafter up to and including the Maturity Date, the Monthly Debt Service Payment Amount, which payments shall be applied first to accrued and unpaid interest and the balance to principal.

2.3.2              Payments Generally.  For purposes of making payments hereunder, but not for purposes of calculating Accrual Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, through and including the day immediately preceding such Maturity Date.  All amounts due under this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.3              Payment on Maturity Date.  Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.

2.3.4              Late Payment Charge.  If any principal, interest or any other sums due under the Loan Documents (but excluding the amounts due on the Maturity Date) are not paid by Borrower on or prior to the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum and the Maximum Legal Rate in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment.  Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by applicable law.

2.3.5              Method and Place of Payment.  Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 11:00 A.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

Section 2.4            Prepayments.

2.4.1              Voluntary Prepayments.  (a) Except as otherwise expressly provided in this Section 2.4, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Maturity Date.

(b)           On any Permitted Par Prepayment Date, Borrower may, at its option, prepay the Debt in full (but not in part) without payment of any Yield Maintenance Premium or other prepayment premium; provided, however, if for any reason such prepayment is not paid on a regularly scheduled Payment Date, the Debt shall include interest for the full Accrual Period during which the prepayment occurs.  Borrower’s right to prepay the principal balance of the Loan in full pursuant to this subsection shall be subject to (i) Borrower’s submission of a notice to Lender setting forth the projected date of prepayment, which date shall be no less than thirty (30) days from the date of such notice, and (ii) Borrower’s actual payment to Lender of the full amount of the Debt, including, if such prepayment is not paid on a regularly scheduled Payment Date, interest for the full Accrual Period during which the prepayment occurs.

2.4.2          Mandatory Prepayments.  On the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds, if Lender is not obligated to make such Net Proceeds available to Borrower for the Restoration of the Property or otherwise remit such Net Proceeds to Borrower pursuant to Section 6.4 hereof, Borrower authorizes Lender, at Lender’s option, to apply Net Proceeds as a prepayment of all or a portion of the outstanding principal balance of the Loan together with accrued interest and any other sums due hereunder in an amount equal to one hundred percent (100%) of such Net Proceeds (except that Awards in respect of any temporary taking of the Property, unless an Event of Default shall have occurred and be continuing, shall be applied as if they constituted Rent); provided, however, if an Event of Default has occurred and is continuing, Lender may apply such Net Proceeds to the Debt (until paid in full) in any order or priority in its sole discretion.  Other than during the existence of an Event of Default, no Yield Maintenance Premium or other premium shall be due in connection with any prepayment made pursuant to this Section 2.4.2.

2.4.3          Prepayments During Default.  If, following the occurrence and during the continuation of an Event of Default, prepayment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender, such tender or recovery shall be (a) made on the next occurring Payment Date together with the Monthly Debt Service Payment Amount and (b) such aggregate amount shall be deemed a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in Section 2.4.1 hereof, and Borrower shall pay, in addition to the Debt, an amount equal to (i) the Yield Maintenance Default Premium allocable to the amount so prepaid if such prepayment is made on or before the Permitted Release Date and (ii) the Yield Maintenance Premium allocable to the amount so prepaid if such prepayment is made after the Permitted Release Date, which in either such case can be applied by Lender in such order and priority as Lender shall determine in its sole and absolute discretion.

2.4.4          Prepayment Attendant to Casualty or Condemnation.  If Lender elects as provided herein to apply Net Proceeds to payment of the Debt rather than to make them available for Restoration, then, provided no Event of Default exists, Borrower shall have a one-time right to prepay the Debt in full only, without payment of the Yield Maintenance Premium or any other premium or penalty, provided that: (a) the amount of Net Proceeds so applied is not less than fifty-one percent (51%) of the outstanding principal amount of the Debt, (b) Borrower gives written notice of such election to prepay the Debt in full not later than three (3) months after the date which is the earlier of (i) the date Lender notifies Borrower that it has elected to apply the Net Proceeds to the Debt; and (ii) the date Lender applies the Net Proceeds to the Debt; (c) the Debt is prepaid in full not later than three (3) months after Borrower gives Lender such notice; and (d) such prepayment is made on a Payment Date or if such prepayment is not made on a Payment Date, then Borrower shall pay to Lender any interest that would have accrued in respect of the Debt to the Payment Date following the prepayment as if such prepayment was not made.

2.4.5          Prepayment Prior to Permitted Defeasance Date.  If the Permitted Release Date has occurred but the Permitted Defeasance Date has not occurred, and provided no Event of Default exists, the Debt may be prepaid in whole (but not in part) prior to the Permitted Defeasance Date upon not less than thirty (30) days and not more than one hundred twenty (120) days prior written notice to Lender specifying the projected date of prepayment and upon payment of an amount equal to the Yield Maintenance Premium.  Lender shall notify Borrower of the amount and the basis of determination of the required prepayment consideration.  If any notice of prepayment is given, the Debt shall be due and payable on the projected date of prepayment.  Lender shall not be obligated to accept any prepayment of the Debt unless it is accompanied by the prepayment consideration due in connection therewith.  If for any reason Borrower prepays the Loan on a date other than a Payment Date, Borrower shall pay Lender, in addition to the Debt, interest for the full Accrual Period during which the prepayment occurs.

Section 2.5            Defeasance.

2.5.1              Voluntary Defeasance.  (a) Provided no Event of Default shall then exist, Borrower shall have the right at any time after the Permitted Defeasance Date and prior to the Permitted Par Prepayment Date to voluntarily defease all, but not part, of the Loan by and upon satisfaction of the following conditions (such event being a “Defeasance Event”):

(i)          Borrower shall provide not less than thirty (30) days prior written notice to Lender specifying the Payment Date (the “Defeasance Date”) on which the Defeasance Event is to occur;

(ii)         Borrower shall pay to Lender all accrued and unpaid interest on the principal balance of the Loan to and including the Defeasance Date.  If for any reason the Defeasance Date is not a Payment Date, the Borrower shall also pay interest that would have accrued on the Note through and including the next Payment Date, provided, however, if the Defeasance Deposit shall include (or if the U.S. Obligations purchased with such Defeasance Deposit shall provide for payment of) all principal and interest computed from the Payment Date prior to the Defeasance Date through the next succeeding Payment Date, Borrower shall not be required to pay such short term interest pursuant to this sentence;

(iii)        Borrower shall pay to Lender all other sums, not including scheduled interest or principal payments, then due under the Note, this Agreement, the Mortgage and the other Loan Documents;

(iv)        Borrower shall pay to Lender the required Defeasance Deposit for the Defeasance Event;

(v)         Borrower shall execute and deliver a pledge and security agreement, in form and substance that would be reasonably satisfactory to a prudent lender creating a first priority lien on the Defeasance Deposit and the U.S. Obligations purchased with the Defeasance Deposit in accordance with the provisions of this Section 2.5 (the “Security Agreement”);

(vi)        Borrower shall deliver an opinion from counsel reasonably satisfactory to Lender that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that Borrower has legally and validly transferred and assigned the U.S. Obligations and all obligations, rights and duties under and to the Note to the Successor Borrower, that Lender has a perfected first priority security interest in the Defeasance Deposit and the U.S. Obligations delivered by Borrower and that any REMIC Trust formed pursuant to a Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of such Defeasance Event;

(vii)       If required pursuant to the applicable pooling and servicing agreement, Borrower shall deliver confirmation in writing from each of the applicable Rating Agencies to the effect that such release will not result in a downgrade, withdrawal or qualification of the respective ratings in effect immediately prior to such Defeasance Event for the Securities issued in connection with the Securitization which are then outstanding.  If required by the applicable Rating Agencies, Borrower shall also deliver or cause to be delivered an Additional Insolvency Opinion with respect to the Successor Borrower from counsel satisfactory to Lender in form and substance satisfactory to Lender and the applicable Rating Agencies;

(viii)      Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 2.5.1(a) have been satisfied;

(ix)         Borrower shall deliver a certificate of a certified public accountant reasonably acceptable to Lender (which may be an employee of Borrower or its Affiliates) certifying that the U.S. Obligations purchased with the Defeasance Deposit generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(x)          Borrower shall deliver such other certificates, documents or instruments as Lender may reasonably request; and

(xi)         Borrower shall pay all costs and expenses of Lender incurred in connection with the Defeasance Event, including (A) any costs and expenses associated with a release of the Lien of the Mortgage as provided in Section 2.6 hereof, (B) reasonable attorneys’ fees and expenses incurred in connection with the Defeasance Event, (C) the costs and expenses of the Rating Agencies, (D) any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the assumption of the Note by the Successor Borrower, or otherwise required to accomplish the defeasance and (E) the costs and expenses of Servicer and any trustee, including reasonable attorneys’ fees and expenses.

(b)          In connection with the Defeasance Event, Borrower shall use the Defeasance Deposit, or cause it to be used, to purchase U.S. Obligations which provide payments on or prior to, but as close as possible to, all successive scheduled Payment Dates after the Defeasance Date upon which interest and principal payments are required under this Agreement and the Note, and in amounts equal to or more than the scheduled payments due on such Payment Dates under this Agreement and the Note (including, without limitation, scheduled payments of principal, interest and any other amounts due under the Loan Documents on such Payment Dates) and assuming the Note is repaid in full on the Maturity Date (the “Scheduled Defeasance Payments”).  Borrower, pursuant to the Security Agreement or other appropriate document, shall authorize and direct that the payments received from the U.S. Obligations may be made directly to the Lockbox Account (unless otherwise directed by Lender) and applied to satisfy the Debt Service obligations of Borrower under this Agreement and the Note.  Any portion of the Defeasance Deposit in excess of the amount necessary to purchase the U.S. Obligations required by this Section 2.5 and satisfy Borrower’s other obligations under this Section 2.5 and Section 2.6 shall be remitted to Borrower.

2.5.2           Collateral.  Each of the U.S. Obligations that are part of the defeasance collateral shall be duly endorsed by the holder thereof as directed by Lender or accompanied by a written instrument of transfer in form and substance that would be satisfactory to a prudent lender (including, without limitation, such instruments as may be required by the depository institution holding such securities or by the issuer thereof, as the case may be, to effectuate book entry transfers and pledges through the book entry facilities of such institution) in order to perfect upon the delivery of the defeasance collateral a first priority security interest therein in favor of Lender in conformity with all applicable state and federal laws governing the granting of such security interests.

2.5.3           Successor Borrower.  In connection with any Defeasance Event, Borrower shall establish or designate a successor entity (the “Successor Borrower”) acceptable to Lender in its reasonable discretion, which shall be a Special Purpose Entity, which shall not own any other assets or have any other liabilities or operate other property (except in connection with other defeased loans held in the same securitized loan pool with the Loan).  Borrower shall transfer and assign all obligations, rights and duties under and to the Note, together with the pledged U.S. Obligations to such Successor Borrower.  Such Successor Borrower shall assume the obligations under the Note and the Security Agreement and Borrower shall be relieved of its obligations under such documents, and each of Guarantor and Master Lessee shall be released from its obligations under the other Loan Documents, except with respect to matters occurring prior to such release.  Borrower shall pay $1,000 to any such Successor Borrower as consideration for assuming the obligations under the Note and the Security Agreement.  Notwithstanding anything in this Agreement to the contrary, no other assumption fee shall be payable upon a transfer of the Note in accordance with this Section 2.5.3, but Borrower shall pay all costs and expenses incurred by Lender, including Lender’s attorneys’ fees and expenses and any fees and expenses of any Rating Agencies, incurred in connection therewith.

Section 2.6            Release of Property.  Except as set forth in this Section 2.6 or upon repayment of the Loan in full on or after the Maturity Date, no repayment, prepayment or defeasance of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Mortgage on all or any portion of the Property.

2.6.1           Release of Property.  (a) If Borrower has the right to and has elected to prepay or defease the Loan in accordance with this Agreement, upon satisfaction of the requirements of Section 2.4 or Section 2.5, as applicable, and this Section 2.6, all of the Property shall be released from the Lien of the Mortgage and any other Loan Document pursuant to which a Lien thereon exists.

(b)           In connection with the release of the Mortgage in connection with a Defeasance Event, Borrower shall submit to Lender, not less than thirty (30) days prior to the Defeasance Date, a release of Lien (and related Loan Documents) for the Property for execution by Lender.  Such release shall be in a form appropriate in the jurisdiction in which the Property is located and that would be satisfactory to a prudent lender and contains standard provisions, if any, protecting the rights of the releasing lender.  In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such releases in accordance with the terms of this Agreement.  Borrower shall reimburse Lender and Servicer for any costs and expenses Lender and Servicer incur arising from such release (including reasonable attorneys’ fees and expenses) and Borrower shall pay, in connection with such release, (i) all recording charges, filing fees, taxes or other expenses payable in connection therewith, and (ii) to any Servicer, the lesser of the current fee then generally being assessed by such Servicer to effect such release and the maximum amount permitted under applicable law to be assessed as a fee therefor.

Section 2.7            Lockbox Account/Cash Management.

2.7.1              Lockbox Account.  (a) During the term of the Loan, Borrower shall cause Master Lessee to establish and maintain an account (the “Lockbox Account”) with Lockbox Bank in trust for the benefit of Borrower and of Lender, which Lockbox Account shall be under the sole dominion and control of Lender.  The Lockbox Account shall be entitled “Moody National HP N-Charles MT, LLC, for the benefit of JPMorgan Chase Bank, National Association, as Lender - Lockbox Account”.  Master Lessee shall grant to Borrower, as security for Master Lessee’s obligations under the Master Lease, a first-priority security interest in the Lockbox Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Borrower and of Lender, as Borrower’s assignee, a perfected first priority security interest in the Lockbox Account, including, without limitation, filing UCC-1 Financing Statements and continuations thereof.  Borrower hereby grants to Lender a first priority security interest in all of Borrower’s right, title and interest in and to the Lockbox Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Lockbox Account, including, without limitation, filing UCC-1 Financing Statements and continuations thereof.  All costs and expenses for establishing and maintaining the Lockbox Account shall be paid by Borrower or Master Lessee.  All monies now or hereafter deposited into the Lockbox Account shall be deemed additional security for Master Lessee’s obligations under the Master Lease, and, to the extent of Borrower’s interest therein, additional security for the Debt; provided that, unless a Cash Sweep Period is in effect, all funds in the Lockbox Account, less the reasonable fees of the Lockbox Bank and any minimum balance required to be maintained therein, shall be wire transferred each Business Day to Master Lessee’s operating account specified pursuant to the Lockbox Agreement.  The Lockbox Agreement and Lockbox Account shall remain in effect until the Loan has been repaid or defeased in full.

(b)          Pursuant to the Cash Management Agreement, Borrower shall, or shall cause Master Lessee to or to cause  Manager to, (i) deliver Credit Card Direction Letters to each of the Credit Card Companies to deliver all receipts payable with respect to the Property directly to the Lockbox Account, (ii) deliver Tenant Direction Letters to all tenants under commercial Leases to deliver all Rents payable thereunder directly to the Lockbox Account and (iii) deposit all Rents payable under the Master Lease directly to the Lockbox Account.  Borrower shall, and shall cause Master Lessee to or to cause Manager to, deposit all amounts received by Borrower, Master Lessee or Manager constituting Rents (other than operating cash, not in excess of $5,000, retained for the purpose of the day-to-day operations of the Property) into the Lockbox Account within two (2) Business Days after receipt thereof.

(c)          Master Lessee shall obtain from Lockbox Bank its agreement to transfer to the Cash Management Account in immediately available funds by federal wire transfer all amounts on deposit in the Lockbox Account once every Business Day during a Cash Sweep Period.

(d)          If Lender has accelerated the Loan as a result of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in the Lockbox Account to the payment of the Debt in any order in its sole discretion, except that Lender shall in any event make any Collected Taxes available for payment to the relevant taxing authority to the extent required to be so remitted.

(e)          The Lockbox Account shall not be commingled with other monies held by Borrower, Master Lessee, Manager or Lockbox Bank and shall be an Eligible Account.

(f)           Master Lessee shall not further pledge, assign or grant any security interest in the Lockbox Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or authorize any UCC-1 Financing Statements, except those naming Lender as the secured party and Borrower as Lender’s assignor, to be filed with respect thereto.

(g)          Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Lockbox Account and/or the Lockbox Agreement (unless arising from the gross negligence or willful misconduct of Lender) or the performance of the obligations for which the Lockbox Account was established.

2.7.2           Cash Management Account.  (a) During the term of the Loan, Borrower cause Master Lessee to establish and maintain a segregated Eligible Account (the “Cash Management Account”) to be held by Agent in trust and for the benefit of Borrower and Lender and to which, during a Cash Sweep Period, all amounts that otherwise would have been wired to Master Lessee pursuant to the Lockbox Agreement shall be transferred instead, which Cash Management Account shall be under the sole dominion and control of Lender.  The Cash Management Account shall be entitled “Moody National HP N-Charles MT, LLC, for the benefit of JPMorgan Chase Bank, National Association, as Lender - Cash Management Account.”

Master Lessee shall grant to Borrower a first-priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Borrower and of Lender, as Borrower’s assignee, a perfected first priority security interest in the Cash Management Account, including, without limitation, filing UCC-1 Financing Statements and continuations thereof. Borrower hereby grants to Lender a first priority security interest in all of Borrower’s right, title and interest in and to the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account, including, without limitation, filing UCC-1 Financing Statements and continuations thereof.  Borrower will not, and will not permit Master Lessee to, in any way alter or modify the Cash Management Account and will notify Lender of the account number thereof.  Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account, and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower or Master Lessee.

(b)          The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(c)          All funds on deposit in the Cash Management Account following the occurrence of an Event of Default and the acceleration of the Loan by Lender may be applied by Lender in such order and priority as Lender shall determine, except that Lender shall in any event make any Collected Taxes available for payment to the relevant taxing authority to the extent required to be so remitted.

(d)          Borrower hereby agrees that Lender may modify the Cash Management Agreement for the purpose of establishing additional sub-accounts in connection with any payments otherwise required under this Agreement and the other Loan Documents and Lender shall provide notice thereof to Borrower.

2.7.3           Payments Received under the Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts required to be deposited into the Reserve Funds, if any, shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations pursuant to this Agreement on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

ARTICLE 3 - CONDITIONS PRECEDENT

Section 3.1            Conditions Precedent to Closing.  The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of all of the conditions precedent to closing set forth in the application or term sheet for the Loan delivered by Borrower to Lender and the commitment or commitment rider, if any, to the application or term sheet for the Loan issued by Lender.

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES

Section 4.1            Borrower Representations.  Borrower represents and warrants as of the date hereof that:

4.1.1           Organization.  Borrower and Master Lessee have been duly organized and are validly existing and in good standing in their respective jurisdictions of organization with requisite power and authority to own or lease the Property as the case may be and to transact the businesses in which it is now engaged.  Each of Borrower and Master Lessee is duly qualified to do business and is in good standing in the State in which the Property is located, and each of Borrower and Master Lessee possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own the interest in the Property and to transact the businesses in which it is now engaged, and the sole business each of Borrower and Master Lessee is as set forth with respect to it in the definition of “Special Purpose Entity.”  The ownership interests in Borrower and Master Lessee are as set forth on the organizational chart attached hereto as Schedule III.

4.1.2           Proceedings.  Each of Borrower and Guarantor has each taken all necessary action to authorize the execution, delivery and performance, as applicable, of this Agreement and/or the other Loan Documents to which it is a party.  This Agreement and such other Loan Documents to which Borrower is a party have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3           No Conflicts.  The execution, delivery and performance of this Agreement and the other Loan Documents to which Borrower is a party by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which any of the Property or Borrower’s assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4           Litigation.  There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower’s knowledge, threatened against or affecting Borrower, Master Lessee, Guarantor, Principal or the Property, which actions, suits or proceedings, if determined against Borrower, Master Lessee,  Guarantor, Principal or the Property, could reasonably be expected to materially adversely affect the condition (financial or otherwise) or business of Borrower, Guarantor, Master Lessee or Principal or the condition or ownership of the Property.

4.1.5           Agreements.  Neither Borrower nor Master Lessee is a party to any agreement or instrument or subject to any restriction (to Borrower’s knowledge, with respect to any Permitted Encumbrance reflected in the Title Insurance Policy) which could reasonably be expected to materially and adversely affect Borrower, Master Lessee or the Property, or Borrower’s or Master Lessee’s business, properties or assets, operations or condition, financial or otherwise.  Neither Borrower nor Master Lessee is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower, Master Lessee or the Property is bound.  Neither Borrower nor Master Lessee has any material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower or Master Lessee is a party or by which Borrower, Master Lessee or the Property is otherwise bound, other than (a) obligations under the Loan Documents and (b) Permitted Indebtedness.

4.1.6           Title.  Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and owns the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents.  The Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of the Property (as currently used) or Borrower’s ability to repay the Loan.  The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on that portion of the Property constituting an interest in real property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) to the extent that a security interest therein may be created under the Uniform Commercial Code and perfected by the filing of a financing statement under the Uniform Commercial Code, as enacted in the State of Delaware, perfected security interests in all personalty (including, to the extent that they constitute an in interest in personal property subject to the Uniform Commercial Code the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents.  There are no claims for payment for work, labor or materials affecting the Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.

4.1.7           Solvency.  Borrower has (a) not entered into this transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents.  Giving effect to the Loan and the transactions contemplated by the Master Lease Documents, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan and the transactions contemplated by the Master Lease Documents, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent obligations.  The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan and the transactions contemplated by the Master Lease Documents, be greater than Borrower’s probable liabilities, including the probable maximum amount of its contingent liabilities on its debts as such debts become absolute and matured.  Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.  Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower and the anticipated need to refinance the Loan in order to repay it on the Maturity Date).  No petition in bankruptcy has been filed against Borrower, Master Lessee or any constituent Person or Borrower or Master Lessee in the last seven (7) years, and neither Borrower, Master Lessee nor any constituent Person in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors.  Neither Borrower, Master Lessee nor any of its constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s or Master Lessee’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it, Master Lessee or such constituent Persons.

4.1.8           Full and Accurate Disclosure.  No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading.  With the exception of risk factors applicable generally to the ownership and operation of hotels such as the Property located in the same geographic region as the Property, there is no material fact presently known to Borrower which has not been disclosed to Lender, which materially adversely affects, nor as far as Borrower can foresee, could reasonably be expected to materially adversely affect, the Property or the business, operations or condition (financial or otherwise) of Borrower.

4.1.9           No Plan Assets.  Neither Borrower nor Master Lessee sponsors, is obligated to contribute to, and is itself an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or Section 4975 of the Code, and none of the assets of Borrower or Master Lessee constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101.  In addition, (a) neither Borrower nor Master Lessee is a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower or Master Lessee are not subject to any state or other statute , regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibit or otherwise restrict the transactions contemplated by this Agreement, including but not limited to the exercise by Lender of any of its rights under the Loan Documents.

4.1.10         Compliance.  Borrower, Master Lessee and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes.  Neither Borrower nor Master Lessee is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority.  There has not been committed by Borrower, Master Lessee, to Borrower’s knowledge, or any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

4.1.11         Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (a) are true, complete and correct in all material respects (to Borrower’s knowledge, as they relate to the Property), and (b) fairly present the financial condition of Borrower, Master Lessee and, to Borrower’s knowledge, the Property, as applicable, as of the date of such reports.  Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a material adverse effect on the Property or the current operation thereof, except as referred to or reflected in said financial statements.  Since the date of such financial statements delivered with respect to Borrower, there has been no material adverse change in the financial condition, operations or business of Borrower from that set forth in said financial statements.

4.1.12         Condemnation.  No Condemnation or other similar proceeding has been commenced or, to Borrower’s best knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

4.1.13         Federal Reserve Regulations.  No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14         Utilities and Public Access.  The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses.  All public utilities necessary or convenient to the full use and enjoyment of the Property are located either in the public right of way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy.  All roads necessary for the use of the Property for its current purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.1.15         Not a Foreign Person.  Neither Borrower nor Master Lessee is a “foreign person” within the meaning of §1445(f)(3) of the Code.

4.1.16         Separate Lots.  The Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.

4.1.17         Assessments.  There are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

4.1.18         Enforceability.  The Loan Documents are enforceable by Lender (or any subsequent holder thereof) in accordance with their respective terms, subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations.  To the best of Borrower’s knowledge, the Loan Documents are not subject to any right of rescission, set off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder in accordance with applicable law, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and neither Borrower nor Guarantor has asserted any right of rescission, set off, counterclaim or defense with respect thereto.

4.1.19         No Prior Assignment.  There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which, upon the funding of the Loan and the application of the proceeds thereof in accordance with this Agreement, will be outstanding, other than from the Master Lessee to Borrower and from Borrower to Lender.

4.1.20         Insurance.  Borrower has obtained and has delivered to Lender evidence, reasonably satisfactory to Lender that Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement are in place.  No claims with respect to the Property have been made or are currently pending, outstanding or otherwise remain unsatisfied under any such Policy, and neither Borrower nor, to Borrower’s knowledge, any other Person, has done, by act or omission, anything which would impair the coverage of any such Policy.

4.1.21         Use of Property.  The Property is used exclusively for hotel purposes and other appurtenant and related uses.

4.1.22         Certificate of Occupancy; Licenses.  All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits and any applicable liquor license required for the legal use, occupancy and operation of the Property have been obtained and are in full force and effect.  The use being made of the Property is in conformity with the certificate of occupancy issued for the Property.

4.1.23         Flood Zone.  None of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if so located, the flood insurance required pursuant to Section 6.1(a)(i) is in full force and effect with respect to the Property.

4.1.24         Physical Condition.  Subject to any physical condition report delivered to Lender in connection with its underwriting of the Loan, to Borrower’s knowledge, the Property, including, without limitation, all buildings, Improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.25         Boundaries.  To Borrower’s knowledge, except, if applicable, as otherwise disclosed in the survey of the Property delivered to Lender in connection with the closing of the Loan, all of the improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the Improvements, so as to affect the value or marketability of the Property except those which are insured against by the Title Insurance Policy.

4.1.26         Leases.  (a) The Property is not subject to any leases other than the Master Lease.  Borrower is the holder of an assignee’s interest of the Rents from Leases pursuant to the Master Lease Assignment of Leases.  No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Master Lease and for Hotel Transactions.

(b)             The Master Lease is in full force and effect and there is no Event of Default (as defined in the Master Lease).  There has been no prior sale, transfer or assignment, hypothecation or pledge of the Master Lease or of the Rents received therein which is outstanding.  The Master Lessee has no right or option pursuant to the Master Lease Documents or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part.

4.1.27         Survey.  To Borrower’s knowledge, the Survey for the Property delivered to Lender in connection with this Agreement does not fail to reflect any material matter affecting the Property or the title thereto.

4.1.28         Inventory.  Borrower or Master Lessee is the owner of all of the Equipment, Fixtures and Personal Property (as such terms are defined in the Mortgage) located on or at the Property and constituting collateral for the Loan, and shall not lease any Equipment, Fixtures or Personal Property other than as permitted hereunder.  All of the Equipment, Fixtures and Personal Property are sufficient to operate the Property in the manner required hereunder and in the manner in which it is currently operated.

4.1.29         Filing and Recording Taxes.  All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements in connection with the transfer of the Property to Borrower have been, or concurrently with the recording  of the Mortgage are being, paid.  All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been, or concurrently with the recording of the Mortgage will be, paid.

4.1.30         Special Purpose Entity/Separateness.  (a) Until the Debt has been paid in full, Borrower hereby represents, warrants and covenants that (i) Borrower is, shall be and shall continue to be a Special Purpose Entity, (ii) Master Lessee is, shall be and shall continue to be a Special Purpose Entity, and (iii) (if applicable) Principal is, shall be and shall continue to be a Special Purpose Entity.  Lender acknowledges that the single purpose entity provisions contained in the limited liability company agreements of each of Borrower and Master Lessee as of the Closing Date satisfy the requirements of a Special Purpose Entity.

(b)           The representations, warranties and covenants set forth in Section 4.1.30(a) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

(c)           Any and all of the stated facts and assumptions made in any Insolvency Opinion, including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects, and Borrower, Master Lessee and Principal will have complied and will comply with all of the stated facts and assumptions made with respect to it in any Insolvency Opinion.  Each entity other than Borrower, Master Lessee and Principal with respect to which an assumption is made or a fact stated in any Insolvency Opinion will have complied and will comply with all of the assumptions made and facts stated with respect to it in any such Insolvency Opinion.  Borrower covenants that in connection with any Additional Insolvency Opinion delivered in respect of Borrower or Master Lessee in connection with this Agreement it shall provide an updated certification regarding compliance with the facts and assumptions made therein.

4.1.31         Management Agreement.  The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.  The Management Agreement was entered into on commercially reasonable terms.

4.1.32         Illegal Activity.  No portion of the Property has been or will be purchased with proceeds of any illegal activity.

4.1.33         No Change in Facts or Circumstances; Disclosure. All information submitted by and on behalf of Borrower or Master Lessee to Lender and in all financial statements, rent rolls (if any), reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are true, complete and correct in all material respects; provided that, if such information was provided to Borrower or Master Lessee by a Person not an Affiliate of Borrower or Master Lessee, Borrower represents that such information is, to Borrower’s knowledge, true, complete and correct in all material respects.  To Borrower’s knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of the Property or the business operations or the financial condition of Borrower or Master Lessee.  Borrower has disclosed to Lender all material facts known to it, and has not failed to disclose any material fact known to it, that could cause any Provided Information or representation or warranty made herein to be materially misleading.

4.1.34         Investment Company Act.  Neither Borrower nor Master Lessee is (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35         Embargoed Person.  To the best of Borrower’s knowledge, as of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Master Lessee or Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, Master Lessee or Guarantor, as applicable, with the result that the investment in Borrower, Master Lessee or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, Master Lessee or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower, Master Lessee or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

4.1.36         Principal Place of Business; State of Organization.  Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement.  The Borrower is organized under the laws of the State of Delaware and its organizational identification number is 53318622.

4.1.37         Environmental Representations and Warranties. Except as otherwise disclosed by that certain Phase I environmental report (or Phase II environmental report, if required) delivered to Lender by Borrower in connection with the origination of the Loan (such report is referred to as the “Environmental Report”), to Borrower’s knowledge:   (a) there are no Hazardous Substances or underground storage tanks in, on, or under the Property, except those that are (i) in compliance with Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required under Environmental Law), (ii) commercially reasonable amounts necessary to operate and maintain the Property for the purposes set forth in this Agreement which will not result in an environmental condition in, on or under the Property and which are otherwise permitted under (if required to be so permitted under) and used in compliance with Environmental Law and (iii) fully disclosed to Lender in writing pursuant to the Environmental Report; (b) there is no past, present or threatened Release of Hazardous Substances in, on, under or from the Property which has not been fully remediated in accordance with Environmental Law; (c) there is no threat of any Release of Hazardous Substances migrating to the Property;

(d) there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with the Property which has not been fully remediated in accordance with Environmental Law; (e) Borrower does not know of, and has not received, any written notice or other written communication from any Person (including but not limited to a Governmental Authority) relating to Hazardous Substances or Remediation thereof with respect to the Property, of possible liability of any Person with respect to the Property pursuant to any Environmental Law, other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing; and (f) Borrower has truthfully and fully disclosed and provided to Lender, in writing, any and all information relating to environmental conditions in, on, under or from the Property that is known to Borrower and has provided to Lender all information that is contained in Borrower’s files and records, including, but not limited to, any reports relating to Hazardous Substances in, on, under or from the Property and/or to the environmental condition of the Property.

4.1.38         Cash Management Account.  Borrower hereby represents and warrants to Lender that:

(a)           This Agreement, together with the other Loan Documents, creates a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in Borrower’s interest in each of the Lockbox Account and the Cash Management Account in favor of Lender, which security interest is prior to all other Liens and is enforceable as such against creditors of and purchasers from Borrower.  Other than in connection with the Loan Documents, neither Borrower nor Master Lessee has sold, pledged, transferred or otherwise conveyed any interest in the Lockbox Account or the Cash Management Account;

(b)           Each of the Lockbox Account and the Cash Management Account constitutes a “deposit account” and/or “securities account” (within the meaning of the Uniform Commercial Code of the State of New York);

(c)           Pursuant and subject to the terms hereof and the other applicable Loan Documents or Master Lease Documents, the Lockbox Bank and Agent have agreed to comply with all instructions originated by Lender, without further consent by Borrower or Master Lessee, directing disposition of the Lockbox Account and the Cash Management Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities;

(d)          The Lockbox Account and Cash Management Account are not in the name of any Person other than Master Lessee, as pledgor, or Lender, as pledgee;

(e)           Neither Borrower nor Master Lessee has consented to the Lockbox Bank and Agent complying with instructions with respect to the Lockbox Account and Cash Management Account from any Person other than Lender, except that, unless a Cash Sweep Period is in effect, the Lockbox Bank is instructed to remit funds to Master Lessee’s operating account as set forth in Section 2.7.1; and

(f)           The Property is not subject to any cash management system (other than pursuant to the Loan Documents), and any and all existing tenant instruction letters issued in connection with any previous financing have been duly terminated prior to the date hereof.

4.1.39         Franchise Agreement.  The Franchise Agreement is in full force and effect and there is no default thereunder by Master Lessee or, to Borrower’s knowledge, Franchisor, and no event has occurred that, with the passage of time and/or giving of notice, would constitute a default thereunder (to Borrower’s knowledge, as to the obligations of Franchisor).

Section 4.2            Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower.  All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE 5 - BORROWER COVENANTS

Section 5.1            Affirmative Covenants.  From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents, other than surviving indemnity obligations as to which no claim is then pending, or the earlier release of the Lien of the Mortgage encumbering the Property (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1           Existence; Compliance with Legal Requirements.  Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its and Master Lessee’s existence, rights, licenses, permits and franchises, to the extent necessary to the ownership and/or operation of the Property, as the case may be, and comply in all material respects with all Legal Requirements applicable to it, Master Lessee and the Property, including, without limitation, building and zoning codes and certificates of occupancy.  There shall never be committed by Borrower or Master Lessee, and Borrower shall never knowingly and intentionally permit any other Person in occupancy of or involved with the operation or use of the Property to commit, any act or omission affording the federal government or any state or local government the right of forfeiture against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.  Borrower hereby covenants and agrees not to commit, or knowingly to permit or suffer to exist, any act or omission affording such right of forfeiture.  Borrower shall at all times maintain, preserve and protect, or cause Master Lessee to maintain, preserve and protect, all franchises and trade names used in the operation of the Property and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Loan Documents.  Borrower shall, or shall cause Master Lessee to, keep the Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement.  After prior written notice to Lender, Borrower or Master Lessee, at Borrower’s or Master Lessee’s own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or Master Lessee or the Property or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower or Master Lessee is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in immediate danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall, and shall cause Master Lessee to, promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or the Property; and (vi) Borrower shall furnish, or cause Master Lessee to furnish, such security as may be required in the proceeding, or (if no security is required in the proceeding) as may be requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith.  Lender (x) may apply any such security as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost, (y) shall make such security available to Borrower or Master Lessee, as the case may be, to satisfy any obligation that may be payable by it in connection with the matter so contested, and (z) provided that no Event of Default has occurred and is continuing, shall release any balance of such security to Borrower or Master Lessee, as the case may be.

5.1.2           Taxes and Other Charges.  Borrower shall, or shall cause Master Lessee to, pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 7.2 hereof.  Borrower will deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than ten (10) days prior to the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid.  Borrower shall furnish or cause Master Lessee to furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof).  Borrower shall not suffer, and shall promptly cause to be paid and discharged, any Lien or charge whatsoever which may be or become a Lien or charge against the Property, and shall promptly pay or cause Master Lessee to pay for all utility services provided to the Property.  After prior written notice to Lender, Borrower or Master Lessee, at Borrower’s or Master Lessee’s own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured;

(ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or (if no security is required in the proceeding) as may be requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon.  Lender (x) may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien, (y) shall make such security available to Borrower or Master Lessee, as the case may be, to satisfy any obligation that may be payable by it in connection with the matter so contested, and (z) provided that no Event of Default has occurred and is continuing, shall release any balance of such security to Borrower or Master Lessee, as the case may be.

5.1.3           Litigation.  Borrower shall, after becoming aware thereof, give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower, Master Lessee and/or Guarantor which could reasonably be expected to materially adversely affect Borrower’s, Master Lessee’s or Guarantor’s condition (financial or otherwise) or business or the Property.

5.1.4           Access to the Property.  Borrower shall, and shall cause Master Lessee to, permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.

5.1.5           Notice of Default.  Borrower shall promptly advise Lender of the occurrence of any Default or Event of Default.

5.1.6           Cooperate in Legal Proceedings.  Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7           Intentionally Omitted.

5.1.8           Award and Insurance Benefits.  Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any reasonable expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting the Property or any part thereof) out of such Insurance Proceeds.

5.1.9           Further Assurances.  Borrower shall, at Borrower’s sole cost and expense:

(a)           furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b)           execute and deliver (or cause to be executed and delivered) to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require including, without limitation, the execution and delivery of all such writings necessary to transfer any liquor licenses with respect to the Property into the name of Lender or its designee upon acceleration of the Loan or the commencement of any action by Lender to foreclose the Lien of the Mortgage or for the appointment of a receiver for the Property; and

(c)           do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.10         Principal Place of Business, State of Organization.  Borrower will not cause or permit any change to be made in its or Master Lessee’s name, identity (including its trade name or names), place of organization or formation (as set forth in Section 4.1.36 hereof) or Master Lessee’s unless Borrower or Master Lessee, as applicable, shall have first notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required by Lender for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this Agreement, and the other Loan Documents and, in the case of a change in Borrower’s or Master Lessee’s structure, without first obtaining the prior written consent of Lender, which consent may be given or denied in Lender’s sole discretion.  Upon Lender’s request, Borrower shall, at Borrower’s sole cost and expense, execute and deliver additional security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization.  Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth at the introductory paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change).  Borrower shall promptly notify Lender of any change in its organizational identification number.  If Borrower does not now have an organizational identification number and later obtains one, Borrower promptly shall notify Lender of such organizational identification number.

5.1.11         Financial Reporting.  (a) Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with the requirements for a Special Purpose Entity set forth herein and GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and Master Lessee and all items of income and expense in connection with the operation of the Property.  Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire.  After the occurrence of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

(b)           Borrower will furnish or cause Master Lessee to furnish to Lender annually, within ninety (90) days following the end of each Fiscal Year, a complete copy of Borrower’s and Master Lessee’s annual financial statements prepared by a certified public accountant acceptable to Lender (which may be an employee of Borrower or its Affiliates) in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP (or such other accounting basis acceptable to Lender) covering the Property for such Fiscal Year and containing statements of profit and loss for Borrower, Master Lessee and the Property and a balance sheet for Borrower and Master Lessee, together with an Officer’s Certificate stating that such items are true, correct, accurate, and complete in all material respects and fairly present the financial condition and results of the operations of Borrower, Master Lessee and the Property.  Such statements shall set forth the financial condition and the results of operations for the Property for such Fiscal Year, and shall include, but not be limited to, amounts representing annual net operating income, net cash flow, gross income, and operating expenses.

(c)           Borrower will furnish, or cause to be furnished, to Lender on or before forty-five (45) days after the end of each calendar quarter the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete in all material respects and fairly present the financial condition and results of the operations of Borrower, Master Lessee and the Property (subject to normal year-end adjustments) as applicable:  (i) occupancy statistics for the Property for the subject quarter; (ii) quarterly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar quarter, noting net operating income, gross income, and operating expenses (not including any contributions to the Replacement Reserve Fund), and other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such calendar quarter, and containing a comparison of budgeted income and expenses and the actual income and expenses; and (iii) provided in each case that Borrower has owned the Property for sufficiently long to permit such calculation to be made, a calculation reflecting the annual Debt Service Coverage Ratio for the immediately preceding three (3), six (6), and twelve (12) month periods as of the last day of such quarter.  In addition, such certificate shall also be accompanied by an Officer’s Certificate stating that the representations and warranties of Borrower set forth in Section 4.1.30 are true and correct as of the date of such certificate.  On or before thirty (30) days after the end of each calendar month, Borrower also will furnish, or cause to be furnished, to Lender the most current Smith Travel Research Reports then available to Borrower reflecting market penetration and relevant hotel properties competing with the Property.  Prior to a Securitization, Borrower shall, upon Lender’s request, provide the items required pursuant to this 5.1.11(c) on a monthly basis.

(d)           Borrower’s budget for the partial year period commencing on the date hereof, as delivered to Lender in connection with Lender’s underwriting of the Loan, shall constitute the initial Annual Budget hereunder.  For each Fiscal Year thereafter, Borrower shall submit to Lender an Annual Budget, not later than thirty (30) days prior to the commencement of such Fiscal Year in such form as may be reasonably satisfactory to Lender.  The Annual Budget shall be subject to Lender’s written approval if a Cash Sweep Period exists (each such Annual Budget so approved by Lender, if applicable, an “Approved Annual Budget”).  In the event that Lender objects to a proposed Annual Budget submitted by Borrower during the existence of a Cash Sweep Period, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender.  Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget.  Until such time that Lender approves a proposed Annual Budget for which its approval is required hereunder, the most recent Annual Budget or Approved Annual Budget, whichever has theretofore been in effect, shall apply; provided that such Annual Budget (or Approved Annual Budget, as applicable) shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and Other Charges and for increases in occupancy.

(e)           In the event that a Cash Sweep Period exists and Borrower must incur an extraordinary operating expense or capital expense not set forth in the Approved Annual Budget (each an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.

(f)            Borrower shall furnish, or cause to be furnished, to Lender, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property and the financial affairs of Borrower as may be reasonably requested by Lender.

(g)           Borrower shall furnish, or cause to be furnished, to Lender, within ten (10) Business Days after Lender’s request (or as soon thereafter as may be reasonably possible), financial and sales information from any Tenant under a commercial Lease designated by Lender (to the extent such financial and sales information is required to be provided under the applicable Lease and same is received by Borrower after request therefor).

(h)           Borrower will cause Guarantor to furnish to Lender annually, within ninety (90) days following the end of each Fiscal Year of Guarantor, financial statements prepared by an independent certified public accountant, satisfying the requirements applicable to the annual financial statements required to be filed by a Reporting Company.

(i)           If requested by Lender, Borrower shall use commercially reasonable efforts to provide, or cause to be provided to, Lender, as soon after Lender’s request as practicable, with any financial statements, or financial, statistical or operating information, as Lender shall determine to be required pursuant to Regulation AB under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any amendment, modification or replacement thereto or other legal requirements in connection with any private placement memorandum, prospectus or other disclosure documents or any filing pursuant to the Exchange Act in connection with the Securitization or as shall otherwise be reasonably requested by Lender.

(j)           Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in electronic format (if, within the capabilities of Guarantor’s or Borrower’s data systems, as applicable, without change or modification thereto, prepared using Microsoft Word for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files)), and (ii) if requested by Lender, in paper form and/or on a diskette.  Borrower agrees that Lender may disclose information regarding the Property and Borrower that is provided to Lender pursuant to this Section 5.1.11 in connection with the Securitization to such parties requesting such information in connection with such Securitization.

5.1.12         Business and Operations.  Borrower will continue and cause Master Lessee to continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property.  Borrower will, and will cause Master Lessee to, qualify to do business and will remain in good standing under the laws of the jurisdiction of its formation as and to the extent the same are required for the ownership, maintenance, management and operation of the Property. Borrower shall at all times during the term of the Loan, continue to own all of Equipment, Fixtures and Personal Property which are necessary to operate the Property in the manner required hereunder and in the manner in which it is currently operated.

5.1.13         Title to the Property.  Borrower will warrant and defend (a) the title to the Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Lien of the Mortgage on the Property, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever.  Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and expenses) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.

5.1.14         Costs of Enforcement.  In the event (a) that the Mortgage encumbering the Property is foreclosed in whole or in part or that the Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage encumbering the Property prior to or subsequent to the Mortgage in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower, Master Lessee or any of their respective constituent Persons or an assignment by Borrower, Master Lessee or any of their respective constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and expenses, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes.

5.1.15         Estoppel Statement.  (a) After request by Lender, Borrower shall within ten (10) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i)  the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Interest Rate of the Note, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, known to and claimed by Borrower, and (vi) that the Note, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified, or if any of them has been modified, giving particulars of such modification.

(b)           Borrower shall use commercially reasonable efforts to obtain and deliver to Lender, upon request, tenant estoppel certificates from each commercial Tenant leasing space at the Property in form and substance reasonably satisfactory to Lender; provided that Borrower shall not be required to deliver such certificates more frequently than two (2) times in any calendar year.

(c)           Borrower shall, promptly upon request of Lender deliver an estoppel certificate from the Master Lessee stating that (i) the Master Lease is in full force and effect and has not been modified, amended or assigned (or listing the modifications, amendments or assignments, if any), (ii) no Event of Default (as defined in the Master Lease) by Master Lessee exists under the Master Lease (or describing in reasonable detail any Event of Default that does exist), (iii) neither Master Lessee nor Borrower has commenced any action or given or received any notice for the purpose of terminating the Master Lease and (iv) all sums due and payable under the Master Lease have been paid in full (or describing in reasonable detail any amounts then remaining due and unpaid).

5.1.16         Loan Proceeds.  Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.

5.1.17         Performance by Borrower.  Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.

5.1.18         Confirmation of Representations.  Borrower shall deliver, in connection with any Securitization, (a) one (1) or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower, Principal and Guarantor as of the date of the Securitization.

5.1.19         Environmental Covenants.  (a) Borrower covenants and agrees that:  (i) all uses and operations on or of the Property, whether by Borrower, Master Lessee or any other Person, shall be in compliance with all Environmental Laws and permits issued pursuant thereto; (ii) there shall be no Releases of Hazardous Substances in, on, under or from the Property; (iii) there shall be no Hazardous Substances in, on, or under the Property, except those that are (A) in compliance with all Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required by Environmental Law), and (B) commercially reasonable amounts necessary to operate and maintain the Property for the purposes set forth in the Loan Agreement which will not result in an environmental condition in, on or under the Property and which are otherwise permitted under (if required to be so permitted) and used in compliance with Environmental Law; (iv) Borrower shall, and shall cause Master Lessee to, keep the Property free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower or any other Person (the “Environmental Liens”); (v) Borrower shall, and shall cause Master Lessee to, at its or Master Lessee’s sole cost and expense, fully and expeditiously cooperate in all activities pursuant to subsection (b) below, including but not limited to providing all relevant information and making knowledgeable persons available for interviews; (vi) Borrower shall, and shall cause Master Lessee to, at its or Master Lessee’s sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Property, pursuant to any reasonable written request of Lender made in the event that Lender has reason to believe that an environmental hazard exists on the Property (including but not limited to sampling, testing and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas), and share with Lender the reports and other results thereof, and Lender and other Indemnified Parties shall be entitled to rely on such reports and other results thereof; (vii) Borrower shall, and shall cause Master Lessee to, at its and Master Lessee’s sole cost and expense, comply with all reasonable written requests of Lender made in the event that Lender has reason to believe that an environmental hazard exists on the Property to (A) reasonably effectuate Remediation of any condition (including but not limited to a Release of a Hazardous Substance) in, on, under or from the Property; (B) comply with any Environmental Law; (C) comply with any directive from any Governmental Authority; and (D) take any other reasonable action necessary or appropriate for protection of human health (from exposure to Hazardous Substances) or the environment; (viii) Borrower shall not do or allow Master Lessee or any Tenant or other user of the Property to do any act with respect to Hazardous Substances that (A) materially increases the dangers to human health (from exposure to Hazardous Substances) or the environment, (B) poses an unreasonable risk of harm from exposure to Hazardous Substances to any Person (whether on or off the Property), or (C) due to the presence of Hazardous Substances or any Release thereof, (1) impairs or could reasonably be expected to impair the value of the Property, (2) is contrary to any requirement of any insurer with respect to Hazardous Substances, (3) constitutes a public or private nuisance, (4) constitutes waste, or (5) violates any covenant, condition, agreement or easement applicable to the Property; and (ix) Borrower shall immediately notify Lender in writing of (A) any presence or Releases or threatened Releases of Hazardous Substances in, on, under, from or migrating towards (and reasonably likely to affect) the Property; (B) any non-compliance with any Environmental Laws related in any way to the Property; (C) any actual or potential Environmental Lien; (D) any required or proposed Remediation of environmental conditions relating to the Property; and (E) any written notice or other written communication of which Borrower becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to the release or potential release of Hazardous Substances on, under, or above the Property or Remediation thereof, likely to result in liability of any Person pursuant to any Environmental Law, other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Section.

(b)           In the event that Lender has reason to believe that an environmental hazard exists on the Property that could reasonably be expected, in Lender’s sole discretion, to endanger any Tenants or other occupants of the Property or their guests or the general public or may materially and adversely affect the value of the Property, upon reasonable notice from Lender, Borrower shall, at Borrower’s expense, promptly cause an engineer or consultant satisfactory to Lender to conduct an environmental assessment or audit (the scope of which shall be determined in Lender’s sole but reasonable discretion) and take any samples of soil, groundwater or other water, air, or building materials or any other invasive testing requested by Lender and promptly deliver the results of any such assessment, audit, sampling or other testing; provided, however, if such results are not delivered to Lender within a reasonable period or if Lender has reason to believe that an environmental hazard exists on the Property that, in Lender’s sole but reasonable judgment, endangers any Tenant or other occupant of the Property or their guests or the general public or could reasonably be expected to materially and adversely affect the value of the Property, upon reasonable notice to Borrower, Lender and any other Person designated by Lender, including but not limited to any receiver, any representative of a Governmental Authority, and any environmental consultant, shall have the right, but not the obligation, to enter upon the Property at all reasonable times to assess any and all aspects of the environmental condition of the Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lender’s sole and absolute discretion) and taking samples of soil, groundwater or other water, air, or building materials, and reasonably conducting other invasive testing.  Borrower shall, and shall cause Master Lessee to, cooperate with and provide Lender and any such Person designated by Lender with access to the Property.

5.1.20        Leasing Matters.  Any commercial Leases with respect to the Property written after the date hereof shall be subject to the prior written approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed.  Upon request, Borrower shall furnish Lender with executed copies of all commercial Leases.  All renewals of commercial Leases and all proposed such Leases shall provide for rental rates comparable to existing local market rates.  All proposed commercial Leases shall be on commercially reasonable terms and shall not contain any terms which would materially affect Lender’s rights under the Loan Documents.  All commercial Leases executed after the date hereof shall provide that they are subordinate to the Mortgage and that the lessee agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale.  Borrower shall, or shall cause Master Lessee to (i)  observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) use commercially reasonable efforts to enforce such Leases (and Borrower or Master Lessee, as the case may be, shall be permitted to amend or terminate the terms, covenants and conditions contained in any commercial Lease on the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Property;

(iii) not collect any of the rents more than one (1) month in advance (other than security deposits); (iv) not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) not alter, modify or change the terms of any commercial Lease in a manner inconsistent with the provisions of the Loan Documents; and (vi) execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require.  Notwithstanding anything to the contrary contained herein, Borrower shall not enter into a lease of all or substantially all of the Property without Lender’s prior written consent.  Notwithstanding anything to the contrary contained herein, all new commercial Leases, and all amendments, modifications, extensions, and renewals of existing commercial Leases with Tenants that are Affiliates of Borrower, shall be subject to the prior written consent of Lender.

5.1.21         Alterations.  Borrower shall obtain, and shall require Master Lessee to obtain, Lender’s prior written consent to any alterations to any Improvements (it being understood that Replacements do not constitute “alterations” subject to this Section 5.1.21), which consent shall not be unreasonably withheld or delayed except with respect to alterations that could reasonably be expected to have a material adverse effect on Borrower’s financial condition, the value of the Property or the Property’s Net Operating Income.  Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations that (a) are required to comply with the Franchise Agreement or (b) will not have a material adverse effect on Borrower’s financial condition, the value of the Property or the Property’s Net Operating Income and (i) are made in connection with (A) tenant improvement work performed pursuant to the terms of any Lease executed on or before the date hereof, (B) tenant improvement work performed pursuant to the terms and provisions of a Lease and not adversely affecting any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements, or (C) are alterations performed in connection with the Restoration of the Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement; or (ii) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated not to exceed $250,000.00 (the “Threshold Amount”).  If the total unpaid amounts due and payable with respect to alterations to the Improvements at the Property (other than such amounts to be paid or reimbursed by Tenants under the Leases) shall at any time exceed the Threshold Amount, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following:  (A) cash, (B) U.S. Obligations, (C) other securities having a rating acceptable to Lender and that, at Lender’s option, the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization or (D) a completion and performance bond or an irrevocable letter of credit (payable on sight draft only) issued by a financial institution having a rating by S&P of not less than “A-1+” if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is acceptable to Lender and that, at Lender’s option, the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or class thereof in connection with any Securitization.  Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the Property (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Threshold Amount and Lender shall make such security available to pay, or to reimburse Borrower or Master Lessee for, the costs of such alteration, in accordance with the disbursement procedures applicable to disbursements from the Replacement Reserve Fund; and, upon presentation by Borrower or Master Lessee of satisfactory completion of such alteration, Lender shall release any remaining portion of such security to Borrower or Master Lessee, as either of them may direct, provided that no Event of Default has occurred and is continuing.

5.1.22        Operation of Property.  (a) Borrower shall cause the Master Lessee to cause the Property to be operated, in all material respects, in accordance with the Management Agreement (or Replacement Management Agreement, as applicable) and the Franchise Agreement (or Replacement Franchise Agreement, as applicable).  In the event that the Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall promptly cause Master Lessee to enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable.  In the event that the Franchise Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Franchise Agreement in accordance with the terms and provisions of this Agreement), Borrower shall promptly cause Master Lessee to enter into a Replacement Franchise Agreement with Franchisor or another Qualified Franchisor, as applicable.

(b)           Borrower shall cause Master Lessee to:  (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreement and the Franchise Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Management Agreement or the Franchise Agreement of which it is aware; (iii) upon request by Lender, promptly deliver to Lender a copy of each of the following received by Borrower under the Management Agreement: (A) completed financial statement, business plan, capital expenditures plan or report required to be delivered to Borrower by Manager pursuant to the Management Agreement, (B) notice of default, or (C) estimate delivered to Borrower for its approval with respect to the contemplated expenditure of an amount in excess of $25,000; and (iv) enforce, in a commercially reasonable manner, the performance and observance, of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement.

5.1.23         Embargoed Person.  Borrower has performed and shall perform (or shall cause Master Lessee to perform) reasonable due diligence to insure that to the best of Borrower’s knowledge at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Principal and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, Master Lessee, Principal or Guarantor, as applicable, with the result that the investment in Borrower, Master Lessee, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, Master Lessee, Principal or Guarantor, as applicable, have been derived from, or are the proceeds of, any unlawful activity, including money laundering, terrorism or terrorism activities, with the result that the investment in Borrower, Master Lessee, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, or may cause the Property to be subject to forfeiture or seizure.

5.1.24        Master Lease Documents.  Borrower shall (a) promptly perform and/or observe in all material respects all of the covenants, agreements and obligations required to be performed and observed by Borrower under the Master Lease Documents and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (b) promptly notify Lender of any material default under the Master Lease Documents; (c) upon written request from Lender, promptly deliver to lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by Borrower under the Master Lease; (d) promptly enforce, in a commercially reasonable manner, the performance and observance of all of the covenants and agreements required to be performed and/or observed by Master Lessee under the Master Lease Documents; and (e) cause Master Lessee to deposit or cause to be deposited all Rents into the Lockbox Account in accordance with the provisions of the Loan Documents.

Section 5.2            Negative Covenants.  From the date hereof until payment and performance in full of all obligations of Borrower (other than surviving indemnity obligations as to which no claim is then pending) under the Loan Documents or the earlier release of the Lien of the Mortgage and any other collateral in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1           Operation of Property.  (a)  Borrower shall cause Master Lessee to not, without Lender’s prior written consent (which consent shall not be unreasonably withheld): (i) surrender, terminate, cancel, amend or modify the Management Agreement; provided, that Borrower or Master Lessee may, without Lender’s consent, replace the Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement; (ii) surrender, terminate, cancel, amend or modify the Franchise Agreement; provided, that Borrower or Master Lessee may, without Lender’s consent, replace the Franchisor so long as the replacement manager is a Qualified Franchisor pursuant to a Replacement Franchise Agreement, (iii) reduce or consent to the reduction of the term of the Management Agreement or the Franchise Agreement; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement or the Franchise Agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement or the Franchise Agreement in any material respect.

(b)           Following the occurrence and during the continuance of an Event of Default, if so instructed by Lender, Borrower shall not cause or permit Master Lessee to exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement or the Franchise Agreement without the prior written consent of Lender, which consent may be granted, conditioned or withheld in Lender’s sole discretion.

5.2.2           Liens.  Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Property or permit any such action to be taken, except for Permitted Encumbrances.

5.2.3           Dissolution.  Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents, (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction in which it is organized or the Property is located, or (e) cause the Principal to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which the Principal would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify, waive or terminate the organizational documents of the Principal, in each case, without obtaining the prior written consent of Lender or Lender’s designee.

5.2.4           Change In Business.  Borrower shall not enter into any line of business other than the ownership and operation of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.  Nothing contained in this Section 5.2.4 is intended to expand the rights of Borrower contained in Section 5.2.10(d) hereof.

5.2.5           Debt Cancellation.  Borrower shall not cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business, and except that (if applicable) cancellation, forgiveness or releases in respect of Hotel Transactions may be effected in Borrower’s reasonable business judgment.

5.2.6           Zoning.  Borrower shall not, and shall cause Master Lessee to not, initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender.

5.2.7           No Joint Assessment.  Borrower shall not and shall cause Master Lessee to not suffer, permit or, initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.

5.2.8           Intentionally Omitted.

5.2.9           ERISA.  (a) Borrower shall not engage, and shall cause Master Lessee to not engage, in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b)           Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (A) Borrower and Master Lessee are not and do not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) Borrower and Master Lessee are not subject to any state statute regulating investment of, or fiduciary obligations with respect to governmental plans and (C) one or more of the following circumstances is true:

(i)          Equity interests in Borrower and Master Lessee are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(ii)         Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower and Master Lessee are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(iii)        Borrower and Master Lessee qualify as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

5.2.10        Transfers.  (a) Borrower acknowledges that Lender has examined and relied on the experience of Borrower, Master Lessee and its and Master Lessee’s stockholders, general partners, members, principals and (if Borrower is a trust) beneficial owners in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the Other Obligations.  Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Property.

(b)           Without the prior written consent of Lender, and except to the extent otherwise set forth in this Section 5.2.10, Borrower shall not, and shall not permit Master Lessee or any Restricted Party to do any of the following (collectively, a “Transfer”): (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property or any part thereof or any legal or beneficial interest therein or (ii) permit a Sale or Pledge of an interest in any Restricted Party, other than (A) pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 5.1.20, (B) Hotel Transactions, and (C) Permitted Transfers.

(c)           A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower or Master Lessee agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non managing membership interests or the creation or issuance of new non managing membership interests; or (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests.

(d)           Notwithstanding anything to the contrary contained in the Loan Documents:

(i)           Lender’s consent shall not be required in connection with one (1) or a series of Transfers of up to forty-nine percent (49%) in the aggregate of the direct or indirect ownership interests in any Restricted Party provided that (a) no Event of Default shall have occurred and remain uncured or would occur as a result of such Transfer, (b) such Transfer shall not (i) cause the transferee (together with its Affiliates) to acquire Control of any Restricted Party unless such transferee is a Key Principal, (ii) result in any Restricted Party that is as of the Closing Date controlled by a Key Principal no longer being controlled by a Key Principal, or (iii) cause the transferee (together with its Affiliates) to increase its direct or indirect interest in any Restricted Party to an amount which exceeds forty-nine percent (49%) in the aggregate, unless such transferee owned more than forty-nine percent (49%) of the direct or indirect ownership interests in such Restricted Party on the Closing Date or as a result of a Transfer previously made in accordance with the terms and provisions of this Agreement, (c) the Property shall continue to be managed by Manager or a Qualified Manager, (d) after giving effect to such Transfer, Key Principal shall continue to own, directly or indirectly, at least fifty-one percent (51%) of all legal, beneficial and economic interests in each of Borrower and Master Lessee, (e) if, immediately following such Transfer, the transferee owns ten percent (10%) or more of the direct or indirect ownership interests in Borrower or Master Lessee then, to the extent such transferee did not own ten percent (10%) or more of the direct or indirect ownership interests in Borrower or Master Lessee on the Closing Date, Borrower shall deliver, or cause to be delivered, at Borrower’s sole cost and expense, such searches (including credit, negative news, OFAC, litigation, judgment, lien and bankruptcy searches) as Lender may reasonably require with respect to such transferee and its Controlling Persons, the results of which must be reasonably acceptable to Lender

(unless such transferee and Controlling Persons were previously the subject of searches by Lender which were reasonably acceptable to Lender, in which case Borrower’s obligation to deliver or cause the delivery of such searches under this Section 5.2.10(d) shall be satisfied to the extent reasonably acceptable updates to such searches are delivered to Lender), and such transferee, its Borrowers and controlling Persons shall otherwise satisfy Lender’s then current applicable underwriting criteria and requirements, (f) Borrower shall give Lender notice of such Transfer together with copies of all instruments effecting such Transfer (or final drafts thereof with signed copies to follow upon the effect date of such transfer) and the organizational documents of the transferee and its constituent parties reasonably required by Lender not less than ten (10) days prior to the date of such Transfer), and (g) the legal and financial structure of Borrower, Master Lessee and their respective stockholders, members or partners, as applicable, and the single purpose nature and bankruptcy remoteness of Borrower, Master Lessee and their respective stockholders, members or partners, as applicable, after such Transfer, shall satisfy Lender’s then current applicable underwriting criteria and requirements.  Notwithstanding anything in this Section 5.2.10(d) to the contrary, and without limiting any of the foregoing requirements of this Section 5.2.10(d), if after giving effect to any such Transfer, more than forty-nine percent (49%) in the aggregate of direct or indirect ownership interests in any Restricted Party are owned by any Person (together with its Affiliates) that owned less than forty-nine percent (49%) of the direct or indirect ownership interests in such Restricted Party as of the Closing Date or as a result of a Transfer previously made in accordance with the terms and provisions of this Agreement, then Borrower shall, prior to the effective date of any such Transfer, deliver (or cause to be delivered) to Lender a written confirmation from the applicable Rating Agencies that such change in ownership will not cause a downgrade, withdrawal or qualification of the then current rating of the Securities or any class thereof; and

(ii)           The sale, conveyance, transfer, disposition, alienation, hypothecation, pledge or encumbering of all or any portion of the direct or indirect ownership interests in Moody REIT (each a “Permitted REIT Transfer”) shall be permitted at any and all times without (1) Lender's consent, (2) notice to Lender, or (3) the payment of any fee, premium, penalty or other payment to Lender other than payment of Lender’s actual out-of-pocket expenses, if any, provided, however, that upon completion of such Permitted REIT Transfer (a) except with the Lender’s prior written consent, Moody REIT is a Reporting Company, (b) there is no change of Control of Borrower, Master Lessee or Moody REIT, (c) no Person together with such Person’s Affiliates, other than the Key Principal and his Affiliates, owns more than forty-nine percent (49%) of the direct or indirect ownership interests in Moody REIT and (d) Moody REIT continues to own, directly or indirectly, one hundred percent (100%) of the ownership interests in Borrower and Master Lessee.

(e)           No Transfer of the Property and assumption of the Loan shall occur during the period that is sixty (60) days prior to and sixty (60) days after a Securitization.  Otherwise, Lender’s consent to a one (1) time Transfer of the Property and assumption of the Loan shall not be unreasonably withheld provided that Lender receives sixty (60) days prior written notice of such Transfer and no Event of Default has occurred and is continuing, and further provided that the following additional requirements are satisfied:

(i)           Borrower shall pay Lender a transfer fee equal to one percent (1%) of the outstanding principal balance of the Loan at the time of such transfer;

(ii)         Borrower shall pay any and all reasonable out-of-pocket costs incurred in connection with such Transfer (including, without limitation, Lender’s counsel fees and disbursements and all recording fees, title insurance premiums and mortgage and intangible taxes and the fees and expenses of the Rating Agencies pursuant to clause (x) below);

(iii)        The proposed transferee (the “Transferee”) or Transferee’s Principals must have demonstrated expertise in owning and operating properties similar in location, size, class and operation to the Property, which expertise shall be reasonably determined by Lender;

(iv)        Transferee and Transferee’s Principals shall, as of the date of such transfer, have an aggregate net worth and liquidity reasonably acceptable to Lender;

(v)         Transferee, Transferee’s Principals and all other entities which may be owned or Controlled directly or indirectly by Transferee’s Principals (“Related Entities”) must not have been party to any bankruptcy proceedings, voluntary or involuntary, made an assignment for the benefit of creditors or taken advantage of any insolvency act, or any act for the benefit of debtors within seven (7) years prior to the date of the proposed Transfer;

(vi)        Transferee shall assume all of the obligations of Borrower under the Loan Documents in a manner satisfactory to Lender in all respects, including, without limitation, by entering into an assumption agreement in form and substance satisfactory to Lender;

(vii)       There shall be no material litigation or regulatory action pending or threatened against Transferee, Transferee’s Principals or Related Entities which is not reasonably acceptable to Lender;

(viii)      Transferee, Transferee’s Principals and Related Entities shall not have defaulted under its or their obligations with respect to any other Indebtedness in a manner which is not reasonably acceptable to Lender;

(ix)         Transferee and Transferee’s Principals must be able to satisfy all the representations and covenants set forth in Sections 4.1.30, 4.1.35, 5.1.23 and 5.2.9 of this Agreement, no Default or Event of Default shall otherwise occur as a result of such Transfer, and Transferee and Transferee’s Principals shall deliver (A) all organizational documentation reasonably requested by Lender, which shall be reasonably satisfactory to Lender and (B) all certificates, agreements, covenants and legal opinions reasonably required by Lender;

(x)           If required by Lender, Transferee shall be approved by the Rating Agencies selected by Lender, which approval, if required by Lender, shall take the form of a confirmation in writing from such Rating Agencies to the effect that such Transfer will not result in a requalification, reduction, downgrade or withdrawal of the ratings in effect immediately prior to such assumption or transfer for the Securities or any class thereof issued in connection with a Securitization which are then outstanding;

(xi)         Prior to any release of Guarantor, one (1) or more substitute guarantors reasonably acceptable to Lender shall have assumed all of the liabilities and obligations of Guarantor under the Guaranty and Environmental Indemnity executed by Guarantor or executed a replacement guaranty and environmental indemnity satisfactory to Lender;

(xii)        Borrower shall deliver, or cause to be delivered, at Borrower’s or Transferee’s sole cost and expense, an endorsement to the Title Insurance Policy, as modified by the assumption agreement, as a valid first lien on the Property and naming the Transferee as owner of the Property, which endorsement shall insure that, as of the date of the recording of the assumption agreement, the Property shall not be subject to any additional exceptions or liens other than those contained in the Title Insurance Policy issued on the date hereof and the Permitted Encumbrances;

(xiii)       The Property shall be managed by Manager pursuant to the Management Agreement or by a Qualified Manager pursuant to a Replacement Management Agreement; and

(xiv)       Transferee, at its sole cost and expense, shall deliver to Lender an Additional Insolvency Opinion reflecting such Transfer satisfactory in form and substance to Lender.

Immediately upon a Transfer to such Transferee and the satisfaction of all of the above requirements, the named Borrower and Guarantor herein shall be released from all liability under this Agreement, the Note, the Mortgage and the other Loan Documents accruing after such Transfer.  The foregoing release shall be effective upon the date of such Transfer, but Lender agrees to provide written evidence thereof reasonably requested by Borrower.

(f)           Borrower, without the consent of Lender, may grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for water and sewer lines, telephone and telegraph lines, electric lines and other utilities or for other similar purposes, provided that no transfer, conveyance or encumbrance shall materially impair the utility and operation of the Property or materially adversely affect the value of the Property or the Net Operating Income of the Property.  If Borrower shall receive any consideration in connection with any of said described transfers or conveyances, provided no Event of Default then exists, Borrower shall have the right to use any such proceeds in connection with any alterations performed in connection therewith, or required thereby.  In connection with any transfer, conveyance or encumbrance permitted above, Lender shall, unless it reasonably determines that the foregoing conditions have not been satisfied, execute and deliver any instrument reasonably necessary or appropriate to evidence its consent to said action or to subordinate the Lien of the Mortgage to such easements, restrictions, covenants, reservations and rights of way or other similar grants upon receipt by the Lender of: (A) a copy of the instrument of transfer; and (B) an Officer’s Certificate stating with respect to any transfer described above, that such transfer does not materially impair the utility and operation of the Property or materially reduce the value of the Property or the Net Operating Income of the Property.  Borrower shall pay all of Lender’s reasonable expenses incurred in connection with the foregoing including, reasonable attorney’s fees and expenses.

(g)           Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon Borrower’s Transfer without Lender’s consent.  This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

5.2.11         Master Lease Documents.  Without Lender’s prior written consent, Borrower shall not (i) surrender, assign any interest in, terminate or cancel the Master Lease Documents; (ii) reduce or consent to the reduction of the term of the Master Lease; (iii) if the then-scheduled termination date of the Master Lease falls before the scheduled Maturity Date, fail to exercise, or fail to cause Master Lessee to exercise, any option or right to renew or extend the term of the Master Lease; (iv) surrender, terminate, forfeit, or suffer or permit the surrender, termination or forfeiture of the Master Lease Documents; (v) increase or consent to the increase of the amount of any charges to Borrower under the Master Lease Documents; or (vi) in each case, to any material extent, modify, change, supplement, alter or amend the Master Lease or waive or release any of Borrower’s rights and remedies under the Master Lease Documents.

ARTICLE 6 - INSURANCE; CASUALTY; CONDEMNATION

Section 6.1            Insurance.  (a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower, Master Lessee and the Property providing at least the following coverages:

(i)           comprehensive all risk “special form” insurance including, but not limited to, loss caused by any type of windstorm or hail on the Improvements and the Personal Property (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions or to be written on a no co-insurance form; (C) providing for no deductible in excess of $25,000.00 for all such insurance coverage; provided, however, with respect to windstorm and earthquake coverage, providing for a deductible satisfactory to Lender in its sole discretion; and (D)  if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, coverage for loss due to operation of law in an amount equal to the Full Replacement Cost, and coverage for demolition costs and coverage for increased costs of construction.  In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to (1) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, plus (2) such greater amount as Lender shall require, and (z) earthquake insurance in amounts and in form and substance satisfactory to Lender in the event the Property is located in an area with a high degree of seismic activity; provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii)         business income or rental loss insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) in an amount equal to one hundred percent (100%) of the projected gross revenues from the operation of the Property (as reduced to reflect expenses not incurred during a period of Restoration) for a period of at least twelve (12) months after the date of the Casualty; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period.  The amount of such business income or rental loss insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross revenues from the Property for the succeeding twelve (12) month period.  Notwithstanding the provisions of Section 2.7.1 hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income or rental loss insurance;

(iii)        at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the property and liability coverage forms do not otherwise apply, (A) commercial general liability and umbrella/excess liability insurance, covering claims related to the structural construction, repairs or alterations being made at the Property which are not covered by or under the terms or provisions of the below mentioned commercial general liability and umbrella/excess liability insurance policies and (B) the insurance provided for in subsection (i), (ii) and (ix) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property and (4) with an agreed amount endorsement waiving co-insurance provisions;

(iv)        comprehensive boiler and machinery insurance, if steam boilers or other pressure-fixed vessels are in operation, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(v)         commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than $2,000,000.00 in the aggregate and $1,000,000.00 per occurrence; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing, upon ninety (90) days’ notice, by reason of changed economic conditions making such protection inadequate and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) contractual liability for all insured contracts and (5) contractual liability covering the indemnities contained in Article 9 of the Mortgage to the extent the same is available;

(vi)        if applicable, commercial automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of $1,000,000.00;

(vii)       if applicable, worker’s compensation and employee’s liability subject to the worker’s compensation laws of the applicable state;

(viii)      umbrella and excess liability insurance in an amount not less than $25,000,000.00 per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (v) above, including, but not limited to, supplemental coverage for employer liability and automobile liability, if applicable, which umbrella liability coverage shall apply in excess of such supplemental coverage;

(ix)         the insurance required under Section 6.1(a) (i), (ii) and (v) above shall cover perils of terrorism (both foreign and domestic) and acts of terrorism (both foreign and domestic) and Borrower shall maintain insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 6.1(a) (i), (ii) and (v) above at all times during the term of the Loan.  Notwithstanding the foregoing, if the Terrorism Risk Insurance Program Reauthorization Act of 2007 or a similar or subsequent statute (“TRIPRA”) is not in effect, then provided that terrorism insurance is commercially available, Borrower shall be required to carry terrorism insurance throughout the term of the Loan as required by the preceding sentence, but in such event Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required hereunder on a stand-alone-basis (without giving effect to the cost of the terrorism component of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, Borrower shall purchase the maximum amount of terrorism insurance available with funds equal to such amount;

(x)          if applicable, insurance against employee dishonesty containing minimum limits of $500,000;

(xi)         if applicable, liquor liability coverage containing minimum limits per occurrence of $1,000,000;  and

(xii)        upon ninety (90) days written notice, such other reasonable insurance, including, but not limited to, sinkhole or land subsidence insurance, and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

(b)           All insurance provided for in Section 6.1(a) hereof, shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds.  The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a rating of “A:X” or better in the current Best’s Insurance Reports and a claims paying ability rating of “A-” or better by S&P.  Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, Borrower shall deliver, or cause to be delivered, to Lender certificates of insurance evidencing the Policies, to be followed by complete copies of the Policies upon issuance, accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”).  Notwithstanding the foregoing, Borrower shall not be required to provide proof of payment of the Insurance Premiums to the extent such Insurance Premiums are being escrowed.  Borrower shall promptly forward to Lender a copy of each written notice received by Borrower of any modification, reduction or cancellation of any of the Policies or of any of the coverages afforded under any of the Policies.

(c)           Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder or shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 6.1(a) hereof.

(d)           All Policies provided for or contemplated by Section 6.1(a) hereof shall name Borrower as a named insured and, with respect to liability policies, except for the Policies referenced in Section 6.1(a)(vi) and (vii) of this Agreement, shall name Lender its successors and/or assigns  as additional insured, as its interests may appear, and in the case of property policies, including but not limited to terrorism, boiler and machinery, flood and earthquake insurance, shall contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e)           All property Policies shall contain clauses or endorsements to the effect that:

(i)          no act or negligence of Borrower, or Master Lessee, or anyone acting for Borrower or Master Lessee, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or foreclosure or similar action, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii)         to the extent that such endorsement is obtainable by the exercise of commercially reasonable efforts, the Policy shall not be canceled without at least thirty (30) days written notice to Lender, except ten (10) days’ notice for non-payment of premium;

(iii)        the issuers thereof shall give written notice to Lender if the issuers elect  not to renew prior to its expiration; and

(iv)        Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f)           If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate after fifteen (15) Business Days notice to Borrower if prior to the date upon which any such coverage will lapse or at any time Lender deems necessary (regardless of prior notice to Borrower) to avoid the lapse of any such coverage.  All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgage and shall bear interest at the Default Rate.

Section 6.2            Casualty.  If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), estimated by Borrower to cost more than $50,000 to repair, Borrower shall give prompt written notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the Restoration of the Property pursuant to Section 6.4 hereof as nearly as possible to the condition the Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4 hereof.  Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance.  Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower.  In addition, Lender may participate in any settlement discussions with any insurance companies (and shall approve the final settlement, which approval shall not be unreasonably withheld or delayed) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than $250,000.00 and Borrower shall deliver to Lender all instruments required by Lender to permit such participation.

Section 6.3            Condemnation. (a)  Borrower shall give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of the Property promptly after becoming aware thereof, and shall deliver to Lender copies of any and all papers served in connection with such proceedings.  Lender may participate in any such proceedings if an Event of Default exists or if the amount of the Award exceeds the Threshold Amount, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation.  Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings.  Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the times and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt (provided that Awards in respect of any temporary taking of the Property, unless an Event of Default shall have occurred and be continuing, shall be applied as if they constituted Rent).  Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note.  If any portion of the Property is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property pursuant to Section 6.4 hereof and otherwise comply with the provisions of Section 6.4 hereof.  If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

(b)           Notwithstanding anything contained in Section 6.3(a), and Section 6.4 to the contrary, if the Loan or any portion thereof is included in a REMIC Trust and, immediately following a release of any portion of the Lien of the Mortgage in connection with a Condemnation (but taking into account any proposed Restoration on the remaining portion of the Property), the Loan to Value Ratio is greater than 125%, the principal balance of the Loan must be paid down by the least of the following amounts:  (i) the net Condemnation Proceeds, (ii) the fair market value of the released property at the time of the release, or (iii) an amount such that the Loan to Value Ratio does not increase after the release, unless the Lender receives an opinion of counsel that if such amount is not paid, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the Lien of the Mortgage.

Section 6.4            Restoration.  The following provisions shall apply in connection with the Restoration of the Property:

(a)           If the Net Proceeds shall be less than $250,000.00 and the costs of completing the Restoration shall be less than $250,000.00, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) hereof are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b)           If the Net Proceeds are equal to or greater than $250,000.00 or the costs of completing the Restoration is equal to or greater than $250,000.00 Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4.  The term “Net Proceeds” for purposes of this Section 6.4 shall mean:  (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1 (a)(i), (iv), (ix) and (x) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i)           The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:

(A)           no Event of Default shall have occurred and be continuing;

(B)           (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty-five percent (35%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than fifteen percent (15%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is located on such land;

(C)           the Franchise Agreement or a Replacement Franchise Agreement, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and Borrower and/or Master Lessee, as applicable, will make all necessary repairs and restorations thereto at their sole cost and expense;

(D)           Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than the later of (i) one hundred twenty (120) days after such Casualty or Condemnation, whichever the case may be, and (ii) thirty (30) days after receipt of the first installment of insurance proceeds or Award, whichever the case may be) and shall diligently pursue the same to satisfactory completion;

(E)           Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(ii) hereof, if applicable, or (3) by other funds of Borrower or Master Lessee;

(F)           Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of the Master Lease and the Franchise Agreement or Replacement Franchise Agreement, as applicable, (3) such time as may be required under all applicable Legal Requirements in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable, or (4) the expiration of the insurance coverage referred to in Section 6.1(a)(ii) hereof;

(G)           the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(H)           the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;

(I)           such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property or the Improvements;

(J)           the Restoration will not result in a permanent reduction of guest rooms at the Property and the Debt Service Coverage Ratio, after giving effect to the Restoration, shall be equal to or greater than 1.50 to 1.0;

(K)           Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be subject to Lender’s approval; and

(L)           the Net Proceeds (including any undisbursed insurance proceeds that the relevant insurer has agreed to disburse as restoration work progresses), together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s discretion to cover the cost of the Restoration.

(ii)        The Net Proceeds, as paid out by the relevant insurer, shall be held by Lender in an interest-bearing Eligible Account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and Other Obligations under the Loan Documents.  The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement or are subject to a Casualty Retainage) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii)       All plans and specifications required in connection with a Restoration the cost of which shall exceed the Threshold Amount shall be subject to prior review and acceptance in all respects by Lender and, at Lender’s election, by an independent consulting engineer selected by Lender (the “Casualty Consultant”).  Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration.  The identity of the contractors, subcontractors and materialmen engaged in the Restoration in respect of any contract pursuant to which they are to receive compensation in excess of $100,000, as well as the contracts under which they have been engaged, shall be subject to prior review and approval by Lender and the Casualty Consultant, not to be unreasonably withheld.  All reasonable costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.

(iv)       In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage.  The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed.  The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration.  The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage.

Notwithstanding the foregoing, Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers (or conditional lien waivers) and evidence of payment in full, upon application of the funds so released, of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and, if requested by Lender, Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement.  If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)        Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)       If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made.  The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and Other Obligations under the Loan Documents.

(vii)      The excess, if any, of the Net Proceeds (and the remaining balance, if any, of the Net Proceeds Deficiency) deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be deposited in the Cash Management Account to be disbursed in accordance with this Agreement, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.

(c)           All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) hereof may be retained and applied by Lender toward the payment of the Debt in accordance with Section 2.4.2 hereof, whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper (provided that, other than during the existence of an Event of Default, no Yield Maintenance Premium or other premium shall be payable in connection therewith), or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion.

(d)           In the event of foreclosure of the Mortgage, or other transfer of title to the Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

ARTICLE 7 - REQUIRED REPAIRS; RESERVE FUNDS

Section 7.1            Required Repairs.  Borrower shall perform the repairs at the Property, as more particularly set forth on Schedule II hereto (such repairs hereinafter referred to as “Required Repairs”).  Borrower shall complete the Required Repairs on or before the required deadline for each repair as set forth on Schedule II.  It shall be an Event of Default under this Agreement if Borrower does not complete the Required Repairs at the Property by the required deadline for each repair as set forth on Schedule II (or such later date as Lender may agree to, in its sole discretion).

Section 7.2            Tax and Insurance Escrow Fund. Borrower shall pay to Lender (a) on the Closing Date an initial deposit and (b) on each Payment Date thereafter (i) one-twelfth (1/12) of the Taxes and Other Charges that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes and Other Charges at least thirty (30) days prior to their respective delinquency dates, and (ii) one-twelfth (1/12) of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Escrow Fund”).  Lender will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 hereof and under the Mortgage.  In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof.  If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes, Other Charges and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund.  If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes, Other Charges and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the delinquency date of the Taxes and Other Charges and/or thirty (30) days prior to expiration of the Policies, as the case may be.

Section 7.3            Replacements and Replacement Reserve.

7.3.1           Replacement Reserve Fund. Borrower shall pay to Lender on each Payment Date after the Closing Date the “Replacement Reserve Monthly Deposit for expenses with respect to Replacements incurred after the date hereof.  Amounts so deposited shall hereinafter be referred to as the “Replacement Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as the “Replacement Reserve Account”.  Borrower shall also deposit into the Replacement Reserve Account all amounts required pursuant to any property improvement plan imposed pursuant to the Franchise Agreement or any Replacement Franchise Agreement.  Interest on the Replacement Reserve Fund shall be for the benefit of Borrower (unless an Event of Default has occurred and is continuing), which interest shall be added to and become a part of the Replacement Reserve Fund.

7.3.2           Disbursements from Replacement Reserve Account.  (a) Lender shall make disbursements from the Replacement Reserve Account to pay, or to reimburse Borrower or Master Lessee for, the costs of the Replacements only.  Lender shall not be obligated to make disbursements from the Replacement Reserve Account to pay, or to reimburse Borrower or Master Lessee for the costs of routine maintenance to the Property of a type not typically accounted for as an “FF&E” expense or of inventory consumed in the ordinary course of the operation of the Property.

(b)           Lender shall, upon written request from Borrower or Master Lessee and satisfaction of the requirements set forth in this Section 7.3.2, disburse to Borrower or Master Lessee, as the case may be, amounts from the Replacement Reserve Account necessary to pay for the actual costs of Replacements or to reimburse Borrower or Master Lessee therefor, upon completion of such Replacements (or to pay vendors’ required deposits as provided under the terms of the contract relating to Borrower’s purchase of such Replacements, or upon partial completion, or to pay required installment payments, in the case of Replacements made pursuant to Section 7.3.2(e) hereof).  In no event shall Lender be obligated to disburse funds from the Replacement Reserve Account if an Event of Default exists.

(c)           Each request for disbursement from the Replacement Reserve Account shall be in a form specified or approved by Lender and shall specify (i) the specific Replacements for which the disbursement is requested, (ii) the quantity and price of each item purchased, if the Replacement includes the purchase or replacement of specific items, (iii) the price of all materials (grouped by type or category) used in any Replacement other than the purchase or replacement of specific items, and (iv) the cost of all contracted labor or other services applicable to each Replacement for which such request for disbursement is made.  With each request Borrower, or Master Lessee, shall certify that all Replacements for which such disbursement is requested have been or will be made in accordance with all applicable Legal Requirements of any Governmental Authority having jurisdiction over the Property (or, in the case of a vendor’s required deposit, that such deposit is due and payable).  Each request for disbursement shall include copies of invoices for all items or materials purchased and all contracted labor or services provided, or for the relevant required vendor’s deposit and, if Borrower or Master Lessee is seeking reimbursement rather than payment, evidence satisfactory to Lender of payment of all such amounts.  Except as provided in this Section 7.3.2 with respect to required vendor’s deposits or in Section 7.3.2(e) hereof, each request for disbursement from the Replacement Reserve Account shall be made only after completion of the Replacement for which disbursement is requested.  Borrower shall provide, or cause Master Lessee to provide, Lender evidence of completion of the subject Replacement satisfactory to Lender in its reasonable judgment.

(d)           Borrower shall pay, or cause Master Lessee to pay, all invoices in connection with the Replacements with respect to which a disbursement is requested prior to submitting such request for disbursement from the Replacement Reserve Account or, at the request of Borrower or Master Lessee, Lender will issue checks, payable to Borrower or Master Lessee, as applicable (or, in respect of any requested check in excess of $25,000, joint checks payable to Borrower or Master Lessee, as applicable, and the contractor, supplier, materialman, mechanic, subcontractor or other party to whom payment is due in connection with a Replacement).  In the case of payments made by check, Lender may require a conditional waiver of lien from each Person who is to receive payment from such payment prior to Lender’s disbursement thereof from the Replacement Reserve Account.  In addition, as a condition to any disbursement, Lender may require Borrower to obtain lien waivers, or conditional lien waivers, from each contractor, supplier, materialman, mechanic or subcontractor who receives payment in an amount equal to or greater than $100,000.00 for completion of its work or delivery of its materials.  Any lien waiver or conditional lien waiver delivered hereunder shall conform to the requirements of applicable law and shall cover all work performed and materials supplied (including equipment and fixtures) for the Property by that contractor, supplier, subcontractor, mechanic or materialman through the date covered by the current reimbursement request (or, in the event that payment to such contractor, supplier, subcontractor, mechanic or materialmen is to be made by check, the release of lien shall be effective through the date covered by the previous release of funds request).

(e)           If (i) the contractor performing such Replacement requires periodic payments pursuant to terms of a written contract, and (ii) in the case of a Replacement the cost of which exceeds $100,000.00, Lender has approved in writing in advance (such approval not to be unreasonably withheld, conditioned or delayed) such periodic payments, a request for reimbursement from the Replacement Reserve Account may be made after completion of a portion of the work under such contract, provided (A) such contract requires payment upon completion of such portion of the work or payment of a final installment prior to delivery of the Replacements to which such contract relates, (B) the materials for which the request is made are on site at the Property and are properly secured or have been installed in the Property, or delivery thereof is conditioned upon payment of the requested disbursement, (C) all other conditions in this Agreement for disbursement have been satisfied, (D) funds remaining in the Replacement Reserve Account are, in Lender’s reasonable judgment, sufficient to complete such Replacement, and (E) if required by Lender in respect of any Replacement the cost of which exceeds $100,000 and which involves the performance of work to the Property by a contractor engaged for such purpose, each contractor or subcontractor receiving payments under such contract shall provide a waiver of lien with respect to amounts which have been paid to that contractor or subcontractor.

(f)           Borrower shall not make a request for disbursement from the Replacement Reserve Account more frequently than once in any calendar month and (except in connection with the final disbursement) the total cost of all Replacements in any request shall not be less than $5,000.00.

7.3.3           Performance of Replacements.  (a) Borrower shall make or cause Master Lessee to make Replacements when required in order to keep the Property in condition and repair consistent with other comparable properties in the same market segment in the metropolitan area in which the Property is located, and to keep the Property or any portion thereof from deteriorating.  Borrower shall complete or cause Master Lessee to complete all Replacements in a good and workmanlike manner as soon as practicable following the commencement of making each such Replacement.

(b)           Lender reserves the right, at its option, to approve each contract or work order with any materialman, mechanic, supplier, subcontractor, contractor or other party providing labor or materials in connection with the Replacements the total contracted-for payments to which exceed $100,000.  Upon Lender’s request, Borrower shall assign to Lender any such contract or subcontract to which Borrower is a party, or cause Master Lessee to assign to Borrower, and then shall assign to Lender, any such contract or subcontract to which Master Lessee is a party.

(c)           In the event Lender determines in its reasonable discretion that any Replacement is not being performed in a workmanlike or timely manner or that any Replacement has not been completed in a workmanlike or timely manner and such failure continues for more than thirty (30) days after notice from Lender to Borrower, Lender shall have the option (upon five (5) Business Days’ notice to Borrower, except in the case of an emergency) to withhold disbursement for such unsatisfactory Replacement and to proceed under existing contracts or to contract with third parties to complete such Replacement and to apply the Replacement Reserve Fund toward the labor and materials necessary to complete such Replacement, without providing any further notice to Borrower and to exercise any and all other remedies available to Lender upon an Event of Default hereunder.

(d)           In order to facilitate Lender’s completion or making of such Replacements pursuant to Section 7.3.3(c) above, Borrower grants Lender the right, during the existence of an Event of Default or as necessary to respond to emergency conditions, to enter onto the Property and perform any and all work and labor necessary to complete or make such Replacements and/or employ watchmen to protect the Property from damage.  All sums so expended by Lender, to the extent not from the Replacement Reserve Fund, shall be deemed to have been advanced under the Loan to Borrower and secured by the Mortgage.  For this purpose Borrower constitutes and appoints Lender its true and lawful attorney in fact with full power of substitution to complete or undertake such Replacements in the name of Borrower.  Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked.  Borrower empowers said attorney in fact as follows:  (i) to use any funds in the Replacement Reserve Account for the purpose of making or completing such Replacements; (ii) to make such additions, changes and corrections to such Replacements as shall be necessary or desirable to complete such Replacements; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against the Property, or as may be necessary or desirable for the completion of such Replacements, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with the Property or the rehabilitation and repair of the Property; and (vii) to do any and every act which Borrower might do in its own behalf to fulfill the terms of this Agreement.

(e)           Nothing in this Section 7.3.3 shall:  (i) make Lender responsible for making or completing any Replacements; (ii) require Lender to expend funds in addition to the Replacement Reserve Fund to make or complete any Replacement; (iii) obligate Lender to proceed with any Replacements; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any Replacement.

(f)           Borrower shall permit, and shall cause Master Lessee to permit, Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties making Replacements pursuant to this Section 7.3.3 to enter onto the Property during normal business hours (subject to the rights of Tenants under their Leases or Hotel Transactions) to inspect the progress of any Replacements and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Replacements which are or may be kept at the Property, and to complete any Replacements made pursuant to this Section 7.3.3.  Borrower shall cause, or shall cause Master Lessee to cause, all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections described in this Section 7.3.3(f) or the completion of Replacements pursuant to this Section 7.3.3.

(g)           Lender may require an inspection of the Property at Borrower’s expense prior to making a disbursement in excess of $100,000 from the Replacement Reserve Account in respect of any completed Replacement in order to verify completion of the Replacements for which reimbursement is sought.  Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement of any amount in excess of $50,000 from the Replacement Reserve Account.  Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.

(h)          The Replacements and all materials, equipment, fixtures, or any other item comprising a part of any Replacement shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialmen’s or other liens (except for those Liens existing on the date of this Agreement which have been approved in writing by Lender or otherwise exist in compliance with the Loan Documents).

(i)           All Replacements shall comply with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the Property and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.

(j)           In addition to any insurance required under the Loan Documents, Borrower shall, to the extent applicable, provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with a particular Replacement.  All such policies shall be in form and amount reasonably satisfactory to Lender.  All such policies which can be endorsed with standard mortgagee clauses making loss payable to Lender or its assigns shall be so endorsed.  Certified copies of such policies shall be delivered to Lender.

7.3.4           Failure to Make Replacements.  (a) It shall be an Event of Default under this Agreement if Borrower fails to comply with any provision of this Section 7.3 and such failure is not cured within thirty (30) days after notice from Lender; provided, however, if such failure is not capable of being cured within said thirty (30) day period, then provided that Borrower commences, or causes commencement of, action to complete such cure and thereafter diligently proceeds to complete such cure (or causes it to be so completed), such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower or Master Lessee, in the exercise of due diligence, to cure such failure, but such additional period of time shall not exceed ninety (90) days.  Upon the occurrence and during the continuation of such an Event of Default, Lender may use the Replacement Reserve Fund (or any portion thereof) for any purpose, including but not limited to completion of the Replacements as provided in Section 7.3.3, or for any other repair or replacement to the Property or, if the Loan has been accelerated, toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion.  Lender’s right to withdraw and apply the Replacement Reserve Fund shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

(b)          Nothing in this Agreement shall obligate Lender to apply all or any portion of the Replacement Reserve Fund on account of an Event of Default to payment of the Debt or in any specific order or priority.

7.3.5           Balance in the Replacement Reserve Account.  The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

Section 7.4            Intentionally Omitted.

Section 7.5            Excess Cash Flow Reserve Fund.

7.5.1           Deposits to Excess Cash Flow Reserve Fund.  During a Cash Sweep Period, Borrower shall deposit with Lender, or cause to be deposited with Lender, all Excess Cash Flow in the Cash Management Account, which shall be held by Lender as additional security for the Master Lease (in the case of funds belonging to Master Lessee (“Master Lessee’s Excess Cash Flow”)) or the Loan (in the case of funds belonging to Borrower (“Borrower’s Excess Cash Flow”)), and amounts so held shall be hereinafter referred to as the “Excess Cash Flow Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Excess Cash Flow Reserve Account”.  Lender shall establish sub-accounts within the Excess Cash Flow Reserve Account for Borrower’s Excess Cash Flow and for Master Lessee’s Excess Cash Flow.  Pursuant to the terms of the Cash Management Agreement, Excess Cash Flow shall be allocated between Master Lessee’s Excess Cash Flow and Borrower’s Excess Cash Flow as set forth in written instructions from Master Lessee to Borrower and Lender.
7.5.2           Release of Excess Cash Flow Reserve Funds.  On no more than two occasions during the term of the Loan, Lender shall, upon Borrower’s or Master Lessee’s request, make Excess Cash Flow Reserve Funds available for the payment of payroll, utilities and food services for up to two consecutive months to the extent that there is insufficient current cash flow from the Property for the payment of same, provided that (a) the total amount disbursed to Borrower or Master Lessee, as applicable, for each such expenditure shall not exceed 110% of the amount set forth in the Approved Annual Budget and (b) no Event of Default then exists.  Upon the occurrence of a Cash Sweep Event Cure, all Excess Cash Flow Reserve Funds shall be deposited into the Cash Management Account to be disbursed in accordance with the Cash Management Agreement.  Any Excess Cash Flow Reserve Funds remaining after the Debt has been paid in full or the Loan has been defeased shall be paid to Borrower or Master Lessee, as either of them may direct.

Section 7.6            Reserve Funds, Generally.  (a) Borrower grants to Lender a first-priority perfected security interest in all of its right, title and interest in and to each of the Reserve Funds  and any and all monies now or hereafter deposited in each Reserve Fund (provided that, in the case of the Master Lessee’s Excess Cash Flow, Borrower collaterally assigns to Lender Borrower’s security interest therein) as additional security for payment of the Debt.  Until expended or applied in accordance herewith, the Reserve Funds, to the extent of Borrower’s interest therein shall constitute additional security for the Debt, and in the case of Master Lessee’s Excess Cash Flow, for the obligations of Master Lessee under the Master Lease.

(b)           Upon the occurrence of an Event of Default and the acceleration of the Loan by Lender, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds (including, without limitation, any and all Master Lessee’s Excess Cash) to the payment of the Debt in any order in its sole discretion.  To the extent of any outstanding obligations of Master Lessee under the Master Lease, such application shall be deemed to have been paid in respect of such obligations.

(c)           The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.  The Reserve Funds shall be held in an Eligible Account in Permitted Investments as directed by Lender or Lender’s Servicer.  Unless expressly provided for in this Article VII, no interest on a Reserve Fund shall be added to or become a part thereof, and such interest shall be the sole property of and shall be paid to Lender.  Borrower or Master Lessee, as the case may be, shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Funds credited or paid to it.

(d)           Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or authorize any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(e)           Neither Lender nor Servicer shall be liable for any loss sustained on the investment of any funds constituting the Reserve Funds; provided that they are invested in Permitted Investments.  Borrower shall indemnify Lender and Servicer and hold Lender and Servicer harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established, except to the extent due to Lender’s or Servicer’s willful misconduct or gross negligence.  At Lender’s request, Borrower shall, or shall cause Master Lessee to assign, to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

(f)           Except as otherwise provided in the Cash Management Agreement, the required monthly deposits into the Reserve Funds and the Monthly Debt Service Payment Amount shall be added together and shall be paid, or caused to be paid, as an aggregate sum by Borrower to Lender.

(g)           Any amount remaining in the Reserve Funds after the Debt has been paid in full or defeased shall be returned to Borrower or Master Lessee, at the direction of either of them.

ARTICLE 8 - DEFAULTS

Section 8.1            Event of Default.  (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i)          if (A) any scheduled payment of principal or interest (including all amounts due on the Maturity Date) or any payment to a Reserve Fund is not paid when due or (B) any other payment of any portion of the Debt is not paid within five (5) days after notice to Borrower;

(ii)         if any of the Taxes or Other Charges, unless being contested in accordance with the Loan Documents, are not paid prior to delinquency;

(iii)        if the Policies are not kept in full force and effect, or if certified copies of the Policies are not delivered to Lender upon request within the applicable time periods as provided herein, provided, that Borrower shall have the right to cure such failure to deliver the certified copies (or other evidence reasonably satisfactory to Lender) of the Policies to Lender, within five (5) Business Days of receipt of notice from Lender;

(iv)       if, except with Lender’s prior written consent, a Transfer occurs in violation of the provisions of this Agreement and Article 6 of the Mortgage;

(v)        if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made;

(vi)       if Borrower, Principal or Master Lessee shall make an assignment for the benefit of creditors;
(vii)      if a receiver, liquidator or trustee shall be appointed for Borrower, Principal or Master Lessee or if Borrower, Principal or Master Lessee shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Principal or Master Lessee, or if any proceeding for the dissolution or liquidation of Borrower, Principal or Master Lessee shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, Principal or Master Lessee upon the same not being discharged, stayed or dismissed within sixty (60) days;

(viii)       if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix)         if Guarantor or any guarantor or indemnitor under any guaranty or indemnity issued in connection with the Loan shall make an assignment for the benefit of creditors or if a receiver, liquidator or trustee shall be appointed for Guarantor or any guarantor or indemnitor under any guarantee or indemnity issued in connection with the Loan or if Guarantor or such other guarantor or indemnitor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Guarantor or such other guarantor or indemnitor, or if any proceeding for the dissolution or liquidation of Guarantor or such other guarantor or indemnitor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Guarantor or such other guarantor or indemnitor, upon the same not being discharged, stayed or dismissed within ninety (90) days; provided, further, however, it shall be at Lender’s option to determine whether any of the foregoing shall be an Event of Default;

(x)          if there is a breach of any covenant contained in Section 4.1.30 hereof or any negative covenant contained in Section 5.2 hereof;

(xi)         with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xii)        if any of the assumptions contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in any Additional Insolvency Opinion delivered subsequent to the Closing Date, is or shall become untrue in any material respect;

(xiii)       if (A) an Event of Default (as defined in the Master Lease) occurs under the Master Lease, or (B) if any of the Master Lease Documents are amended, modified or terminated without the prior written consent of Lender;

(xiv)       if a material default by Master Lessee has occurred and continues beyond any applicable cure period under the Franchise Agreement (or any Replacement Franchise Agreement), as a result of which default the Franchisor thereunder gives notice of termination or cancellation of the Franchise Agreement (or any Replacement Franchise Agreement);

(xv)           if a material default by Master Lessee has occurred and continues beyond any applicable cure period under the Franchise Agreement (or any Replacement Franchise Agreement), as a result of which default the Franchisor thereunder gives notice of termination or cancellation of the Franchise Agreement (or any Replacement Franchise Agreement);

(xvi)      if Borrower shall continue to be in Default under any of the terms, covenants or conditions of Section 9.1 hereof (provided that Borrower shall not be deemed to be in default under Section 9.1 hereof if Borrower’s inability to satisfy any requirement thereof is due to circumstances beyond its control, such as the unavailability of information requested by Lender), or fails to cooperate with Lender in connection with a Securitization pursuant to the provisions of Section 9.1 hereof, for three (3) Business Days after notice to Borrower from Lender;

(xvii)     if Borrower, Master Lessee or Guarantor shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or any Loan Document not specified in subsections (i) to (xvi) above or subsection (xvii) below, for ten (10) days after notice to Borrower or such other Person from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if (A) such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period, (B) Borrower or such other Person, as applicable, shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same and (C) there is no material impairment to the value, use or operation of the Property, then such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower or such other Person, as the case may be, in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days; or

(xviii)    if there shall occur any other Event of Default, as defined in any other Loan Document.

(b)           Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi) or (vii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi) or (vii) above, the Debt and Other Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2            Remedies.  (a) Upon the occurrence of an Event of Default and during the continuation thereof, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any part of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of the Property.  Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents.  Without limiting the generality of the foregoing, Borrower agrees, to the extent permitted under applicable law, that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed upon, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b)           With respect to Borrower and the Property, nothing contained herein or in any other Loan Document, except to the extent specifically limiting Lender’s right to take a specified action or specifically requiring Lender to take a specific action, shall be construed as requiring Lender to resort to the Property for the satisfaction of any of the Debt in any preference or priority, and Lender may seek satisfaction out of the Property, or any part thereof, in its absolute discretion in respect of the Debt.  In addition, Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances:  (i) in the event Borrower defaults in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Mortgage to recover such delinquent payments or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect.  Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of sums secured by the Mortgage and not previously recovered.

(c)           Lender shall have the right from time to time during the continuance of an Event of Default to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder.  Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall reasonably request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender.  Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall lawfully do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until five (5) Business Days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power.  Borrower shall be obligated to pay any reasonable costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d)           If an Event of Default exists, Borrower shall terminate (or shall cause Master Lessee to terminate) the Franchise Agreement upon the written request of Lender or any receiver of the Property.  If for any reason the Franchise Agreement is not terminated upon such request, Lender may terminate the Franchise Agreement upon its acquisition of the Property by foreclosure or deed in lieu thereof, notwithstanding any requirement of the Franchisor that Lender assume the Franchise Agreement or enter into a replacement Franchise Agreement.  Borrower shall pay (or shall cause Master Lessee to pay) any Brand Damages (as defined in the Franchise Agreement) and other liquidated damages owed to Franchisor in connection with any termination of the Franchise Agreement pursuant to this Section 8.2(d).

(e)           As used in this Section 8.2, a “foreclosure” shall include, without limitation, any sale by power of sale.

Section 8.3            Remedies Cumulative; Waivers.  The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise.  Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion.  No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient.  A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

ARTICLE 9 - SPECIAL PROVISIONS

Section 9.1            Securitization.

9.1.1          Sale of Notes and Securitization.  (a) Borrower acknowledges and agrees that Lender may, at Lender’s expense, sell all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”).

(b)           At the request and expense of Lender, and to the extent not already required to be provided by or on behalf of Borrower under this Agreement, Borrower shall use reasonable efforts to provide information not in the possession of Lender or which may be reasonably required by Lender or take other actions reasonably required by Lender, in each case in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization.  Lender shall have the right to provide to prospective investors and the Rating Agencies any information in its possession, including, without limitation, financial statements relating to Borrower, Guarantor, if any, the Property and any Tenant of the Improvements.  Borrower acknowledges that certain information regarding the Loan and the parties thereto and the Property may be included in a private placement memorandum, prospectus or other disclosure documents.  Borrower agrees that each of Borrower, Principal, Guarantor and their respective officers and representatives, shall, at Lender’s request, at its sole cost and expense, cooperate with Lender’s efforts to arrange for a Securitization in accordance with the market standards to which Lender customarily adheres and/or which may be required by prospective investors and/or the Rating Agencies in connection with any such Securitization. Borrower, Principal and Guarantor agree to review, at Lender’s request in connection with the Securitization, the Disclosure Documents as such Disclosure Documents relate to Borrower, Principal, Master Lessee, Guarantor, the Property and the Loan, including without limitation, the sections entitled “Risk Factors,” “Special Considerations,” “Description of the Mortgage,” “Description of the Mortgage Loan and Mortgaged Property,” “The Manager,” “The Borrower,” and “Certain Legal Aspects of the Mortgage Loan,” and shall confirm that the factual statements and representations contained in such sections and such other information in the Disclosure Documents (to the extent such information relates to, or is based on, or includes any information regarding the Property, Borrower, Guarantor, Manager and/or the Loan) do not, to such Person’s knowledge, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

(c)           Borrower agrees to make upon Lender’s written request and at Lender’s expense, without limitation, all structural or other changes to the Loan (including delivery of one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan and such new notes or modified note may have different interest rates and amortization schedules), modifications to any documents evidencing or securing the Loan, delivery of opinions of counsel in form and substance reasonably acceptable to the Rating Agencies or potential investors and addressing such matters as the Rating Agencies or potential investors may reasonably request; provided, however, that in creating such new notes or modified notes (i) the initial weighted average interest rate payable under such new notes or modified notes shall be equal to the Interest Rate and (ii) Borrower shall not be required to (A) modify the stated maturity of the Note, (B) modify the aggregate amortization of principal of the Note, (C) modify any other material economic term of the Loan, or (D) decrease the time periods during which Borrower is permitted to perform its obligations under the Loan Documents; and such modifications shall not, in the aggregate, have a material adverse effect on the economics of the Loan to Borrower.  In connection with the foregoing, Borrower covenants and agrees to modify the Cash Management Agreement to reflect the newly created components.

9.1.2           Securitization Costs.  All reasonable out of pocket costs and expenses incurred by Borrower and Guarantor in connection with Borrower’s complying with requests made under Section 9.1.1 above shall be paid by Lender, except to the extent Borrower or Guarantor are otherwise obligated to provide any requested information pursuant to the express provisions of any other Article of this Agreement or the other Loan Documents.

Section 9.2            Intentionally Omitted.

Section 9.3            Exculpation.  Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents.  The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) affect the validity or enforceability of or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the assignment of leases and rents contained in the Mortgage; (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Mortgage or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and expenses reasonably incurred) arising out of or in connection with the following:

(i)           fraud or intentional misrepresentation by Borrower, Principal, Master Lessee or Guarantor in connection with the Loan;

(ii)          the gross negligence or willful misconduct of Borrower, Principal, Master Lessee or Guarantor;
(iii)          material physical waste of the Property;

(iv)         the removal or disposal of any portion of the Property during the continuation of an Event of Default without the replacement of same, to the extent the same is material to the operation of the Property;

(v)          the misapplication or conversion by Borrower, Principal, Master Lessee or Guarantor of (A) any Insurance Proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards received in connection with a Condemnation of all or a portion of the Property, (C) any Rents during the continuation of an Event of Default, or (D) any Rents paid more than one month in advance;

(vi)         failure to pay charges for labor or materials or other charges or judgments  that can create Liens on any portion of the Property, except to the extent due to the economic performance of the Property or Borrower’s inability to apply otherwise available funds, due to any stay imposed under bankruptcy or other proceedings or Lender’s election not to make funds held in any applicable Reserve Fund or the Excess Cash Flow Reserve Fund available therefor;

(vii)        any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases;

(viii)       the failure of Borrower or Master Lessee fails to (A) permit on-site inspections of the Property, (B) provide financial information, or (C) appoint a new property manager upon the request of Lender, each as required by, and in accordance with, the terms and provisions of this Agreement or the Mortgage; or

(ix)         the failure of Borrower or Master Lessee to comply with any provision of Section 8.2(d) hereof, including, without limitation, the payment of any Brand Damages or liquidated damages owed to Franchisor.

Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgage or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower (i) in the event of: (a) Borrower, Principal or Master Lessee filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against Borrower, Principal or Master Lessee under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law in which Borrower, Principal, Master Lessee or Guarantor colludes with, or otherwise assists such Person, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower, Principal or Master Lessee from any Person; (c) Borrower, Principal or Master Lessee filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person (except for Lender) under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (d) Borrower, Principal or Master Lessee consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower, Principal or Master Lessee or any portion of the Property, unless such application is filed by or on behalf of Lender; (e) Borrower, Principal or Master Lessee making an assignment for the benefit of creditors, or admitting, in writing in any legal proceeding, its insolvency or inability to pay its debts as they become due; or

(f) Borrower, Principal or Master Lessee seeking substantive consolidation in connection with a Bankruptcy Action involving Borrower, Principal, Master Lessee or any Affiliate of Borrower, Principal or Master Lessee; (ii) if the first full monthly payment of principal and interest on the Note is not paid when due; (iii) if Borrower or Master Lessee fails to maintain its status as a Special Purpose Entity or comply with any representation, warranty or covenant set forth in Section 4.1.30 hereof, Borrower or Master Lessee is substantively consolidated with any other Person, and such failure is cited as a factor in the decision granting the motion for substantive consolidation (unless such failure results from the economic performance of the Property or Borrower’s inability to apply otherwise available funds, due to any stay imposed under bankruptcy or other proceedings or Lender’s election not to make funds held in any applicable Reserve Fund or the Excess Cash Flow Reserve Fund available therefor), (iv) if Borrower fails to obtain Lender’s prior written consent to any voluntary Lien encumbering the Property or any Indebtedness other than Permitted Indebtedness (provided that the accrual or inability of Borrower to pay any Indebtedness that would otherwise be Permitted Indebtedness due to the economic performance of the Property or Borrower’s inability to apply otherwise available funds, due to any stay imposed under bankruptcy or other proceedings or Lender’s election not to make funds held in any applicable Reserve Fund or the Excess Cash Flow Reserve Fund available therefor shall not constitute a violation of the foregoing); (v) if Borrower fails to obtain Lender’s prior written consent to any Transfer of title to the Property or a majority direct or indirect interest in Borrower or Master Lessee as required by this Agreement or the Mortgage or (vi) if any litigation or other legal proceeding related to the Debt is filed in bad faith by Borrower, Master Lessee, any Guarantor or any of their respective Affiliates which delays, opposes, impedes, obstructs, hinders, enjoins or otherwise interferes with or frustrates the efforts of Lender to exercise any rights and remedies available to Lender as provided herein and in the other Loan Documents.

Section 9.4            Matters Concerning Manager.  If (a) an Event of Default hereunder has occurred and remains uncured, (b) Manager shall become subject to a Bankruptcy Action, (c) a default by Manager occurs under the Management Agreement that would permit Master Lessee to terminate the Management Agreement, or (d) a DSCR Trigger Event occurs and Lender determines that the Property is performing at less than seventy percent (70%) of hotels generally in the same competitive set, Borrower shall, at the request of Lender, cause Master Lessee to terminate the Management Agreement and replace the Manager with a Qualified Manager pursuant to a Replacement Management Agreement, it being understood and agreed that the management fee for such Qualified Manager shall not exceed then prevailing market rates.

Section 9.5            Servicer.  At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer, and trustee, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, servicing agreement, special servicing agreement  or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer.  Borrower shall not be responsible for any set up fees or any other initial costs relating to or arising under the Servicing Agreement, nor shall Borrower be responsible for payment of the regular monthly master servicing fee or trustee fee due to Servicer under the Servicing Agreement or any fees or expenses required to be borne by, and not reimbursable to, Servicer.

Notwithstanding the foregoing, Borrower shall promptly reimburse Lender on demand for the following costs and expenses payable by Lender to Servicer as a result of the Loan becoming specially serviced: (a) any liquidation fees that are due and payable to Servicer under the Servicing Agreement in connection with the exercise of any or all remedies permitted under this Agreement, (b) any workout fees and special servicing fees that are due and payable to Servicer under the Servicing Agreement, which fees may be due and payable under the Servicing Agreement  on a periodic or continuing basis, and (c) the costs of all property inspections and/or appraisals of the Property (or any updates to any existing inspection or appraisal) that Servicer may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement).

ARTICLE 10 - MISCELLANEOUS

Section 10.1          Survival.  This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid (or, in the case of a defeasance, defeased) unless a longer period is expressly set forth herein or in the other Loan Documents.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party.  All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2          Lender’s Discretion.  Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 10.3          Governing Law.  (a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE

OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER.  TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)           ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER (I) WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, (II) HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING, AND (III) DOES HEREBY DESIGNATE AND APPOINT:

Neil O'Halloran
O'Halloran Ryan LLP
275 Madison Avenue, Suite 2005
New York, NY 10016

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.  BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4          Modification, Waiver in Writing.  No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.  Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5          Delay Not a Waiver.  Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege.  In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6          Notices.  All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested, (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (c) by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:	JPMorgan Chase Bank, National Association
383 Madison Avenue, 31st Floor
New York, New York 10179
Attention: Joseph E. Geoghan
Facsimile No.: (212) 834-6029

with a copy to:	JPMorgan Chase Bank, National Association
Four New York Plaza, 20th Floor
New York, New York 10004
Attention: Nancy Alto
Facsimile No.: (917) 546-2564

and	Kelley Drye & Warren LLP
200 Kimball Drive
Parsippany, New Jersey 07054
Attention: Paul A. Keenan
Facsimile No.: (212) 808-7897

If to Borrower:	Moody National HP N-Charles Holding, LLC
6363 Woodway, Suite 110
Houston, Texas 77057
Attention: Brett C. Moody Facsimile No.: (713) 997-7505

With a copy to:	Gresham Savage Nolan & Tilden, PC
501 W. Broadway, Suite 800
San Diego, California 92101
Attention: Jerome A. Grossman
Facsimile No.: (619) 615-2180

A notice shall be deemed to have been given:  in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming.

Section 10.7          Trial by Jury.  EACH OF BORROWER AND LENDER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH OF BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  EACH OF BORROWER AND LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY SUCH OTHER PARTY.
Section 10.8          Headings.  The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9          Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10        Preferences.  Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower received during the continuation of any Event of Default to any portion of the obligations of Borrower hereunder.  To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11        Waiver of Notice.  Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.  Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12        Remedies of Borrower.  In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment.  The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13        Expenses; Indemnity.  Except to the extent otherwise provided in Article 9: (a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation other than as provided in Article 9, any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date (provided that nothing herein shall require Borrower to reimburse Lender in respect of its overhead expenses);

(iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property (including, without limitation, any fees incurred by Servicer in connection with the transfer of the Loan to a special servicer prior to a Default or Event of Default) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender.  Any cost and expenses due and payable to Lender may be paid from any amounts in the Lockbox Account or Cash Management Account, as applicable.

(b)           Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not an Indemnified Party shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Indemnified Party in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party.  To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties.

(c)           Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency, after any Securitization (and excluding any such fees and expenses incurred by such Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby as part of a Securitization), in connection such Rating Agency’s review of the Loan, the Loan documents or any transaction contemplated thereby in connection with any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document, and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 10.14        Schedules Incorporated.  The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15        Offsets, Counterclaims and Defenses.  Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16        No Joint Venture or Partnership; No Third Party Beneficiaries.  (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender.  Nothing herein or therein is intended to create a joint venture, partnership, tenancy in common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b)           This Agreement and the other Loan Documents are solely for the benefit of Lender, Borrower and the other Persons party thereto, and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower, or another Party to any Loan Document, any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein.  All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

(c)           Borrower authorizes Lender to act upon any direction it receives from Master Lessee incident to the Loan Documents with respect to matters for which Master Lessee has responsibility pursuant to the Master Lease Documents (including, without limitation, with respect to requests for, and the application of, disbursements from any Reserve Fund), and, as between Lender and Borrower, agrees to be bound by any such direction.

Section 10.17        Publicity.  All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, JPMorgan Chase Bank, National Association, or any of their Affiliates shall be subject to the prior written approval of Lender and JPMorgan Chase Bank, National Association, which approval may be withheld in their sole discretion.

Section 10.18        Waiver of Marshalling of Assets.  To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 10.19        Waiver of Counterclaim.  Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20        Conflict; Construction of Documents; Reliance.  In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control.  The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.  Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender.  Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies.  Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21        Brokers and Financial Advisors.  Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement.  Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein.  The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22        Prior Agreements.  This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23        Joint and Several Liability.  If Borrower consists of more than one (1) Person the obligations and liabilities of each Person shall be joint and several.

Section 10.24        Certain Additional Rights of Lender (VCOC).  Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:

(a)           the right to routinely consult with and advise Borrower’s management regarding the significant business activities and business and financial developments of Borrower; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances.  Consultation meetings should occur on a regular basis (no less frequently than quarterly) with Lender having the right to call special meetings at any reasonable times and upon reasonable advance notice;

(b)           the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower at any reasonable times upon reasonable notice;

(c)           the right, in accordance with the terms of this Agreement, including, without limitation, Section 5.1.11 hereof, to receive monthly, quarterly and year end financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow, a management report and schedules of outstanding indebtedness; and

(d)           the right, without restricting any other rights of Lender under this Agreement (including any similar right), to approve any acquisition by Borrower of any other significant property (other than personal property required for the day to day operation of the Property).

The rights described above in this Section 10.24 may be exercised by any entity which owns and controls, directly or indirectly, substantially all of the interests in Lender.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

MOODY NATIONAL HP N-CHARLES HOLDING, LLC, a Delaware limited liability company

By:	/s/ Brett C. Moody
Name: Brett C. Moody
Title: President

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national banking association chartered under the laws of the United States of America

By:	/s/ Thomas N. Cassino
Name: Thomas N. Cassino
Title: Vice President

SCHEDULE I

[RESERVED]

SCHEDULE II

(REQUIRED REPAIRS - DEADLINES FOR COMPLETION)

Item	Repair Deadline for Completion
Installation of 2 additional storm water drains and inlets to facilitate storm water removal to the south and northwest of the building	90 Days
Repair of stained surfaces on the floor and sidewall of the elevator pit	90 Days
Repair of the emergency exit sign in the conference room	90 Days
Repair of the lighting for the letter “C” in the Hyatt Place sign	90 Days
Pay all costs associated with that certain Drainage and Reciprocal Access Easement Agreement.	December 31, 2013
Complete all work on the attached Hyatt Place Property Improvement Plan	December 31, 2013

SCHEDULE III- (ORGANIZATIONAL CHART OF BORROWER)

Brett C. Moody
Shareholders
Moody National REIT I, Inc.
Sole Member
General Partner (99.989479% interest as of 12/31/12)
Limited Partner (0.010521% interest as of 12/31/12)
Moody National Operating Partnership I, L.P.
Moody National LPOP I, LLC (Delaware)
Sole Shareholder (100%)
MN HP N-Charles MT, Inc. (Taxable REIT Sub)
Sole Member (100%)
Sole Member (100%)
Moody National HP N-Charles MT, LLC
Moody National HP N-Charles Holding, LLC (Delaware)
Master Lease
Property